The information in this preliminary prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission relating to these securities is effective. We will deliver a final prospectus supplement and prospectus to purchasers of these securities. Neither this prospectus supplement nor the accompanying prospectus is an offer to sell these securities and neither is an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-109188
Subject to Completion, dated June 21, 2004

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 28, 2003)

15,000,000 Shares

Magnum Hunter Resources, Inc.

Common Stock

This is an offering by Magnum Hunter Resources, Inc. of its common stock which is listed on the New York Stock Exchange under the symbol “MHR.” On June 18, 2004, the last sale price of the shares as reported on the New York Stock Exchange was $10.86 per share.

Investing in our common stock involves risks. “Risk Factors” begin on page S-7 of this prospectus supplement.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Magnum Hunter Resources, Inc. (before expenses)	$	$

The underwriters have an option to purchase up to an additional 2,250,000 shares of common stock on the same terms and conditions as set forth above to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                     , 2004.

Joint Book-Running Managers

LEHMAN BROTHERS	DEUTSCHE BANK SECURITIES

A.G. EDWARDS

JEFFERIES & COMPANY, INC.

JOHNSON RICE & COMPANY L.L.C.

RAYMOND JAMES

BREAN MURRAY & CO., INC.

PRITCHARD CAPITAL PARTNERS

SOUTHWEST SECURITIES, INC.

                        , 2004

      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information and includes disclosures that relate to other securities that we may sell from time to time. Accordingly, the accompanying prospectus contains information and disclosures which do not apply to this offering.

      If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the shares, and seeking offers to buy the shares, only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

i

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public through the internet at the SEC’s website at http://www.sec.gov and at our website at http://www.magnumhunter.com. Information contained on our website does not constitute part of either this prospectus supplement or the accompanying prospectus. We include our website address in this prospectus supplement only as an inactive textual reference and do not intend it to be an active link to our website. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This prospectus supplement and the accompanying prospectus, which constitute a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, omit certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information about us. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus supplement concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of that document filed as an exhibit to the registration statement.

      The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus supplement and the accompanying prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. We have previously filed the following documents with the SEC and we are incorporating them by reference into this prospectus supplement and the accompanying prospectus (excluding information furnished under Items 9 and 12 of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004;

•	Current Report on Form 8-K filed on January 8, 2004;

•	The description of our common stock contained in the Registration Statement on Form 8-A (File No. 001-12508) initially filed on June 14, 2002, and any subsequent amendment thereto filed for the purpose of updating such description;

•	The description of our Shareholder Rights Plan contained in the Current Report on Form 8-K dated January 7, 1998; and

•	All other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement but before the end of the offering of the securities made by this prospectus supplement.

      As a recipient of this prospectus supplement, you may request a copy of any document we incorporate by reference, except exhibits to the documents that are not specifically incorporated by reference, at no cost to you, by writing or calling us at:

Magnum Hunter Resources, Inc.

Attn: M. Bradley Davis,
Senior Vice President, Capital Markets
600 East Las Colinas Blvd., Suite 1100
Irving, Texas 75039
(972) 401-0752

ii

FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the documents we have incorporated by reference contain “forward-looking” statements. The words “believe,” “expect,” “estimate” and “anticipate” and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

•	the amount and nature of future capital expenditures;

•	business strategy and measures to carry out strategy;

•	competitive strengths;

•	goals and plans;

•	expansion and growth of our business and operations;

•	references to intentions as to future matters; and

•	other similar matters.

Actual results may differ materially from anticipated results for a number of reasons, including:

•	changes in estimates of our oil and natural gas reserves;

•	drilling results;

•	oil and gas prices;

•	industry conditions;

•	the prices of goods and services;

•	the availability of drilling rigs and other support services; and

•	the availability of capital resources.

      A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors set forth under the caption “Risk Factors” and other cautionary statements in this prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

iii

SUMMARY

      This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. It is not complete and may not contain all of the information that you consider important. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents to which we have referred you in their entirety. References to “we,” “our” or “us” refer to Magnum Hunter Resources, Inc. and its subsidiaries. Estimates of our proved oil and natural gas reserves at December 31, 2003, included or incorporated by reference in this prospectus supplement are based on reports of DeGolyer and MacNaughton of Dallas, Texas and Cawley Gillespie & Associates, Inc. of Fort Worth, Texas, both independent petroleum engineering firms. You will find definitions for oil and natural gas industry terms used throughout this prospectus supplement in “Glossary of Certain Oil and Natural Gas Terms” in the accompanying prospectus. Unless we state otherwise, we assume in this prospectus supplement that the underwriters will not exercise their over-allotment option.

Magnum Hunter Resources, Inc.

Overview

      We are an independent energy company engaged in the acquisition, exploitation and development, production and exploration of oil and natural gas properties with a geographic focus in the Permian Basin Region, Mid-Continent Region, Gulf Coast Region and in the Gulf of Mexico. Our management has implemented a business strategy that emphasizes the acquisition of long-lived proved reserves with significant exploitation and development opportunities where we generally can control the operation of the properties.

      Over the last several years, we have grown our reserves, production and cash flow through a balanced program of onshore exploitation and development of lower risk, longer lived properties, strategic acquisitions and a selective exploration program primarily focused in the offshore Gulf of Mexico. We seek exploitation, acquisition and exploration opportunities that increase our proved reserves, production and operating control in our core operating regions. In addition, we focus on opportunities that continue to add to our inventory of long-lived onshore properties and shorter-lived, higher-production-rate offshore properties. We have implemented our business strategy through the acquisition of significant properties from Burlington Resources Inc., Spirit Energy 76, a business unit of Union Oil Company of California, Vastar Resources, Inc. and Mallon Resources Corporation, the merger with Prize Energy and the farm-in from Chevron covering 15,000 acres in New Mexico.

      We own and operate three gas gathering systems covering over 480 miles and a 50% or greater ownership interest in four natural gas processing plants that are located adjacent to certain company-owned and operated producing properties in Texas, Oklahoma and Arkansas.

      At December 31, 2003, based on reserve reports prepared by DeGolyer and MacNaughton and Cawley Gillespie, we had estimated proved reserves of 838 Bcfe with a present value discounted at 10%, or PV-10, of $1.48 billion. Approximately 75% of these reserves were proved developed reserves. At December 31, 2003, our proved reserves had an estimated reserve life of approximately 10 years and were 59% natural gas. As of December 31, 2003, we served as operator for approximately 79% of our properties, based on the gross number of wells in which we own an interest, and 72% of our properties, based upon the year-end PV-10 value.

      From December 31, 2000 to December 31, 2003, we increased proved reserves from 367 Bcfe to 838 Bcfe, a compound annual growth rate of approximately 32%. From 2000 to 2003, we increased average daily production from 74.8 MMcfe/d to 200.1 MMcfe/d, a compound annual growth rate of approximately 39%. We believe that our exploitation and acquisition expertise and our sizable inventory of exploration and development opportunities have us well positioned for future growth.

      The following table sets forth our total proved reserves and the PV-10 value of our reserves in our principal areas of operation as of December 31, 2003.

	Reserves as of			PV-10 as of
	December 31,	Percent	Percent	December 31,
Area of Operation	2003 (Bcfe)	Natural Gas	of Total	2003(1)

				($ millions)
Permian Basin	438.5	43.0%	52.3%	$633.1
Mid-Continent Region	246.5	74.5%	29.4%	396.8
Gulf Coast Region	71.8	83.0%	8.6%	143.4
Gulf of Mexico	81.6	76.0%	9.7%	308.4

Total	838.4	58.9%	100.0%	$1,481.7

(1)	PV-10 differs from the standardized measure of discounted future net cash flows set forth in the notes to our Consolidated Financial Statements ($1,067.7 million at December 31, 2003), which is calculated after provision for future income taxes.

      Magnum Hunter is a Nevada corporation. Our principal executive offices are located at 600 East Las Colinas Boulevard, Suite 1100, Irving, Texas 75039, and our telephone number is (972) 401-0752.

EnCana Property Acquisition

      On June 18, 2004 we entered into an agreement with a subsidiary of EnCana Corporation to acquire its oil and gas properties in New Mexico for $243 million, subject to adjustment. Based upon the preliminary report of DeGolyer and MacNaughton, independent petroleum engineers, the properties have estimated proved reserves of approximately 99 Bcfe as of May 1, 2004 of which 77% is natural gas. On the basis of these estimates, we estimate that the New Mexico properties currently produce approximately 18 Mmcf per day of natural gas and 870 Bbls per day of hydrocarbon liquids, or approximately 23 Mmcfe per day. Such production would represent a 72% increase to Magnum Hunter’s existing production from Southeast New Mexico of 32 Mmcfe per day.

      The majority of the properties to be acquired from EnCana are located in Lea and Eddy Counties in Southeast New Mexico. This is in the vicinity of our Morrow/ Atoka/ Strawn drilling program, which management considers to be Magnum Hunter’s most active and successful onshore program. Based on the preliminary report of DeGolyer and MacNaughton, we estimate the properties to be acquired include 458 producing wells. We further estimate the properties to be acquired include 44,000 net acres of undeveloped leasehold interests and a substantial number of additional drilling locations.

      We anticipate financing the proposed acquisition using the net proceeds of this offering with the balance provided by borrowings under our credit facility. We expect to increase the borrowing base under our credit facility to provide post-acquisition liquidity. See “Use of Proceeds.”

      The closing of the acquisition is subject to customary closing conditions and is expected to occur in July 2004 effective as of May 1, 2004. The purchase price will be reduced by estimated net revenue between May 1, 2004 and the closing date for the acquisition. The final closing price may also be adjusted by preferential purchase elections and other typical post-closing adjustments. There is no assurance that this acquisition will be completed or that our estimates of proved reserves and production for the pending acquisition will be correct. Our estimates of proved reserves and production assume no closing adjustments. This offering of common stock will not be conditioned on the closing of the acquisition.

Business Strategy

      Our overall strategy is to increase our reserves, production, cash flow and earnings, utilizing a properly balanced program of:

•	strategic acquisitions of additional proved reserves;

•	the exploitation and development of existing properties;

•	selective exploration; and

•	overhead and operating cost management.

      The following are key elements of our strategy:

      Strategic Acquisitions of Proved Reserves. Although we currently have what management considers to be an extensive inventory of exploitation and development opportunities, we will continue to pursue strategic acquisitions which fit our objectives of increasing proved reserves in similar geographic regions that contain development or exploration potential combined with maintaining operating control. We plan to continue to pursue an acquisition strategy of acquiring long-lived assets where operating synergies may be obtained and production enhancements, either on the surface or below ground, may be achieved.

      Exploitation and Development of Existing Properties. We will continue to seek to maximize the value of our existing properties through development activities including in-fill drilling, waterflooding and other enhanced recovery techniques. Typically, our exploitation projects do not have significant time limitations due to the existing mineral acreage being held by current production. By operating a substantial majority of our properties, our management is provided maximum flexibility with respect to the timing of capital expended to develop these opportunities.

      Exploration. We plan to continue to participate in drilling Gulf of Mexico exploratory wells in an effort to add higher-output production to our reserve mix, especially during high commodity price periods. The continued use of 3-D seismic information as a tool in our exploratory drilling in the Gulf of Mexico will be significant. Since 2001, we have built what management considers to be a substantial inventory of undrilled offshore lease blocks. We plan to continue to align ourselves with other active Gulf of Mexico industry partners who have similar philosophies and goals with respect to a “fast track” program of placing new production online. This typically involves drilling wells near existing infrastructure such as production platforms, facilities and pipelines. We also maintain an active onshore exploration program primarily concentrated in West Texas and Southeast New Mexico where we have various other operations in core areas. From time to time, we participate in higher-risk new exploration projects generated by third parties in areas along the Gulf Coast of Texas and Louisiana.

      Management of Overhead and Operating Costs. We will continue to emphasize strict cost controls in all aspects of our business and will continue to seek to operate our properties, wherever possible, utilizing a minimum number of personnel. By operating the substantial majority of our properties (approximately 72% at year-end 2003 on a PV-10 basis), we will generally be able to control direct operating and drilling costs as well as to manage the timing of development and exploration activities. This operating control also provides greater flexibility as to the timing requirements to fund new capital expenditures. By strictly controlling our general and administrative expenses, management strives to maximize our net operating margin.

Possible Formation of a Master Limited Partnership

      We are considering the possible formation of a publicly traded master limited partnership to which we would sell or contribute our gas gathering systems, most of our gas processing plants and certain oil and gas interests. We anticipate that we would at least initially retain a significant interest in the new partnership. We plan to use any net proceeds received from the sale of assets to the partnership to pay down our indebtedness.

The Offering

Common stock offered	15,000,000 shares(1)

Common stock outstanding after the offering	84,427,112 shares(1)(2)

Use of proceeds	We intend to use the net proceeds from this offering to finance a portion of our pending property acquisition. See “Use of Proceeds” on page S-16.

NYSE Symbol	MHR

(1)	Excludes shares that may be issued to the underwriters pursuant to their over-allotment option. If the underwriters exercise their over-allotment option in full, the total number of shares of common stock offered will be 17,250,000 and the total number of outstanding shares of our common stock outstanding will be 86,677,112. We had 69,427,112 shares of our common stock outstanding at June 18, 2004.

(2)	Excludes 5,325,417 shares potentially issuable under stock options outstanding at June 18, 2004 at a weighted average exercise price of $6.36 per share, 7,228,457 shares potentially issuable under warrants outstanding at June 18, 2004 at a weighted average exercise price of $15.00 per share and any shares issuable upon conversion of our floating rate convertible notes.

Risk Factors

      You should carefully consider all information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and our annual report on Form 10-K for the year ended December 31, 2003 for a discussion of risks relating to an investment in our common stock.

Summary Historical Financial and Operating Data

      The following table shows summary financial and operating data for each of the three years in the period ended December 31, 2003, and for the three months ended March 31, 2003 and 2004. Significant producing property acquisitions in 2001 and 2002 affect the comparability of year-to-year financial and operating data. The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our annual report on Form 10-K for the year ended December 31, 2003 and in our quarterly report on Form 10-Q for the three months ended March 31, 2004. Operating results for the three months ended March 31, 2004 are not necessarily indicative of results that may be expected for future periods.

				Three Months Ended
	Year Ended December 31,			March 31,

	2001	2002	2003	2003	2004

	(In thousands except per share data)
Financial Data:
Consolidated Income Statement Data
Revenues:
Oil and gas sales	$133,083	$240,964	$284,929	$69,590	$88,817
Gas gathering, processing and marketing	17,895	20,809	35,317	9,385	9,526
Oil field services	1,828	4,096	4,768	1,079	2,035

Total revenues	$152,806	$265,869	$325,014	$80,054	$100,378

Earnings available to common stock	$13,516	$15,522	$26,117	$7,990	$19,262
Per common share:
Basic	$0.39	$0.25	$0.39	$0.12	$0.28
Diluted	0.36	0.25	0.38	0.12	0.28
Weighted average common shares outstanding:
Basic	34,820	61,493	66,192	66,710	67,682
Diluted	37,109	62,514	67,502	67,338	69,380
Consolidated Statement of Cash Flows Data
Cash provided (used) by:
Operating activities	$104,074	$83,403	$162,638	$37,769	$58,156
Investing activities	(203,989)	(89,420)	(159,675)	(36,267)	(59,172)
Financing activities	102,661	6,331	12,661	(1,014)	(11,122)
Consolidated Balance Sheet Data (at end of period)
Property and equipment, net	$419,837	$1,001,609	$1,095,883	$1,048,119	$1,131,821
Total assets	454,385	1,169,656	1,265,892	1,218,322	1,294,496
Long-term debt	284,669	569,086	595,503	573,083	578,595
Stockholders’ equity	117,974	350,196	389,676	345,693	409,513

				Three Months Ended
	Year Ended December 31,			March 31,

	2001	2002	2003	2003	2004

Operating and Other Data:
Average daily production:
Gas (Mmcf/day)	68.1	130.6	136.2	125.8	130.4
Oil (MBbls/day)	3.9	10.6	10.7	10.6	10.3
Total average daily production (Mmcfe/day)	91.3	194.3	200.1	189.6	192.4
Average sales price (net of hedges):
Gas (per Mcf)	$3.96	$3.10	$3.66	$3.83	$5.08
Oil (per Bbl)	24.53	24.04	26.42	27.39	30.06
Lease operating expenses (per Mcfe):
Oil and gas production lifting costs (per Mcfe)	$0.61	$0.72	$0.77	$0.76	$0.74
Production taxes and other costs (per Mcfe)	0.39	0.40	0.45	0.54	0.48
Proved reserves (at end of period):
Gas (Mmcf)	248,480	458,644	494,052
Oil, including condensate and NGL (MBbls)	21,601	63,082	57,397
Total proved reserves (Mmcfe)	378,087	837,136	838,437

RISK FACTORS

      Before you invest in our common stock, you should be aware that there are various risks, including both those described below and those described under “Risk Factors” in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2003. You should carefully consider these risk factors together with all of the other information included in this prospectus supplement and the accompanying prospectus and the documents they incorporate by reference before purchasing our common stock. If any of these risks actually occur, our business, financial condition or results of operations could be materially adversely affected and you may lose all of your investment.

Risks Related to Our Business and Financial Information

We may not consummate our pending acquisition of assets from EnCana.

      We have entered into an agreement to purchase certain assets of a subsidiary of EnCana. We intend to use the proceeds from this offering to pay part of the purchase price for these assets, and to borrow under our credit facility to pay the rest of the purchase price. There are conditions to the consummation of the acquisition, including satisfactory completion of our due diligence. This offering is not conditioned on the consummation of the acquisition. If we do not consummate the acquisition, our management will retain broad discretion with respect to the expenditure of proceeds from this offering. For instance, we could purchase other assets, which may or may not be profitable.

We have not provided historical or pro forma financial information relating to our pending acquisition of assets from EnCana.

      We have not included or incorporated by reference historical financial information for the assets we have agreed to purchase from EnCana or pro forma financial information for the acquisition. If the acquisition is consummated, we may or may not publish such historical and pro forma information. Any such published information may not be consistent with the expectations of investors in our common stock, which may adversely affect the price of our common stock.

Our pending acquisition of assets from EnCana is subject to the uncertainties of evaluating recoverable reserves, potential liabilities, title defects and other risks of acquiring producing properties.

      We have reviewed and analyzed the assets we have agreed to acquire from EnCana in a manner generally consistent with industry practices. At this time, we have not conducted a detailed review of each property but we anticipate completing a detailed review of each property prior to closing. We have relied to a large extent on preliminary estimates of proved oil and gas reserves prepared by DeGolyer and MacNaughton in our decision to purchase the EnCana assets. These estimates may vary significantly from actual recoverable oil and gas reserves. In addition, our review may not have identified all existing or potential problems with the properties to be acquired. These problems may include unexpected structural, subsurface or environmental problems, title defects or other liabilities for which we have no remedies or insurance coverage.

      The properties we are purchasing may have title defects or EnCana may not have the exploitation rights we anticipate. The ownership of these properties has changed several times in recent years increasing the possibility of title defects. If our pre-closing due diligence reveals title defects or inadequate exploitation rights, we will reduce the amount of assets we purchase. Title defects or inadequacy of exploitation rights may be discovered after closing which would adversely affect the value of the purchased assets.

A decrease in oil and natural gas prices will adversely affect our financial results.

      Our revenues, profitability and the carrying value of our oil and gas properties depend substantially upon prevailing prices of, and demand for, oil and gas and the costs of acquiring, finding, developing and producing reserves. Oil and gas prices also substantially affect our ability to maintain or increase our borrowing capacity, to repay current or future indebtedness, and to obtain additional capital on attractive terms. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas fluctuate widely in response to:

•	relatively minor changes in the supply of, and demand for, oil and gas;

•	market uncertainty both domestically and worldwide; and

•	a variety of additional factors, such as domestic and foreign political conditions, the price and availability of domestic and imported oil and gas, the level of consumer and industrial demand, weather, domestic and foreign government relations, the price and availability of alternative fuels and overall economic conditions, all of which are beyond our control.

      Our ability to market our production also depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. Volatility in oil and gas prices could affect our ability to market our production through such systems, pipelines or facilities. Currently, we sell substantially all our gas production to gas marketing firms or end users on the spot market on a month-to-month basis at prevailing spot market prices.

      Oil and natural gas prices have recently reached record high levels. If oil and natural gas prices decline, our revenues, net income and reserve estimates are likely to decline, subject to existing commodity hedges. If the oil and gas industry experiences significant price declines, we may, among other things, be unable to meet our financial obligations or make planned capital expenditures.

      In addition, historically low interest rates in recent periods have contributed to an unforseen expansion in our profit margins. Increases in interest rates, which we expect in the near- and medium-term, are likely to adversely affect our profit margins and net income.

      Under the full cost accounting method, we are required to take a non-cash charge against earnings if capitalized costs of acquisition, exploration and development, net of depletion, depreciation and amortization, less deferred income taxes, exceed the PV-10 value of our proved reserves based on period-end prices, after income tax effects, plus the lower of cost or fair value of unproved properties. Once incurred, a write-down of oil and gas properties is not reversible at a later date even if oil and gas prices increase.

You should not place undue reliance on our reserve data because they are estimates.

      This prospectus supplement and the related prospectus contain and incorporate by reference estimates of our oil and gas reserves and the future net cash flows that were prepared by independent petroleum consultants. The price we are paying EnCana for its New Mexico properties is largely based on reserve estimates. There are numerous uncertainties inherent in estimating quantities of proved reserves of oil and natural gas and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control. The estimates rely on various assumptions, including, for example, constant oil and gas prices, operating expenses, capital expenditures and the availability of funds, and are therefore inherently imprecise indications of future net cash flows. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves.

      You should not construe the present value of proved reserves referred to in this prospectus as the current market value of the estimated proved reserves of oil and natural gas attributable to our properties. We have based the estimated discounted future net cash flows from proved reserves on year-end prices and costs, but actual future prices and costs may vary significantly. The following factors may also affect actual future net cash flows:

•	the timing of both production and related expenses;

•	changes in consumption levels; and

•	governmental regulations or taxation.

      In addition, the calculation of the present value of the future net cash flows uses a 10% discount rate, which is not necessarily the most appropriate discount rate based on interest rates in effect from time to time and risks associated with our reserves or the oil and gas industry in general. Furthermore, we may need to revise our reserve estimates downward or upward based upon actual production, results of future development and exploration, supply and demand for oil and natural gas, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Maintaining reserves and revenues in the future depends on successful exploration and development.

      Our future success depends upon our ability to find or acquire additional oil and gas reserves that are economically recoverable. Unless we successfully explore, develop or acquire properties containing proved reserves, our proved reserves will generally decline as we produce them. The decline rate varies depending upon reservoir characteristics and other factors. Our future oil and gas reserves and production, and, therefore, cash flow and income, depend greatly upon our success in exploiting our current reserves and acquiring or finding additional reserves. We cannot assure you that our planned development projects and acquisition activities will result in significant additional reserves or that we will successfully drill productive wells at economic returns to replace our current and future production.

Our operations are subject to delays and cost overruns, and our activities may not be profitable.

      We intend to increase our exploration activities and to continue our development activities. Exploratory drilling and, to a lesser extent, developmental drilling of oil and gas reserves involve a high degree of risk. In recent years, we have expanded and have increased our capital expenditures on our exploration efforts, including offshore exploration, which involve a higher degree of risk than our development activities. It is possible that we will not obtain any commercial production or that drilling and completion costs will exceed the value of production. The cost of drilling, completing and operating wells is often uncertain. Numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment, may curtail, delay or cancel drilling operations. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs.

We conduct waterflood projects and other secondary recovery operations.

      Secondary recovery operations involve certain risks, especially the use of water flooding techniques. Our inventory of development prospects includes waterflood projects. With respect to our properties located in the Permian Basin, we have identified significant potential expenditures related to further developing existing waterfloods. Waterflooding involves significant capital expenditures and uncertainty as to the total amount of recoverable secondary reserves. In waterflood operations, there is generally a delay between the initiation of water injection into a formation containing hydrocarbons and any increase in production. The operating cost per unit of production of waterflood projects is generally higher during the initial phases of such projects due to the purchase of injection water and related production enhancement costs. Costs are also higher during the later stages of the life of the project as production declines. The degree of success, if any, of any secondary recovery program depends on a large number of factors, including the amount of primary production, the porosity and permeability of the formation, the technique used, the location of injector wells and the spacing of both producing and injector wells.

We hedge our oil and gas production.

      Periodically, we have entered into hedging transactions to reduce the effects of fluctuations in crude oil and natural gas prices. At March 31, 2004, Magnum Hunter had approximately 50% of its projected natural gas production and approximately 55% of its projected crude oil production hedged through December 31, 2004. In addition, at March 31, 2004, Magnum Hunter had approximately 25% of its projected natural gas production and none of its projected crude oil production hedged for calendar year 2005. In contemplation of the EnCana property acquisition, we have entered into new natural gas swaps for 20,000 Mmbtu per day at $6.25 per Mmbtu for 2005 and costless collars with a floor price of $5.25 per Mmbtu and a ceiling price of $6.30 per Mmbtu for 2006. In further anticipation of such property acquisition, we have hedged additional oil production through crude oil swaps for approximately 1,000 Bbls per day at $34.90 in 2005 and costless collars for 2006 with a floor price of $30.00 per Bbl and a ceiling price of $35.85 per Bbl. The hedging activities of Magnum Hunter, while intended to reduce sensitivity to changes in market prices of oil and gas, are subject to a number of risks including instances in which we or the counterparties to our hedging contracts fail to perform. Additionally, the fixed price sales and hedging contracts limit the benefits we will realize if actual prices rise above the contract prices. Most of our hedging contracts are in the form of collars, which limit the benefit we would otherwise receive if actual prices exceed the ceiling price on the collars.

Our operations are subject to many laws and regulations.

      The oil and gas industry is heavily regulated. Extensive federal, state, local and foreign laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas affect our operations. Some of the regulations set forth standards for discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. In connection with our obligation to plug abandoned wells, we have estimated and recorded an asset retirement obligation in our financial statements. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity to conserve supplies of oil and gas.

      Numerous environmental laws, including but not limited to, those governing the management of waste, the protection of water and air quality, the discharge of materials into the environment, and the preservation of natural resources, impact and influence our operations. If we fail to comply with environmental laws regarding the discharge of oil, gas, or other materials into the air, soil or water we may be subject to liabilities to the government and third parties, including civil and criminal penalties. These regulations may require us to incur costs to remedy the discharge. Laws and regulations protecting the environment have become more stringent in recent years, and may, in some circumstances, result in liability for environmental damage regardless of negligence or fault. New laws or regulations, or modifications of or new interpretations of existing laws and regulations, may increase substantially the cost of compliance or adversely affect our oil and gas operations and financial condition. From time to time, we have agreed to indemnify sellers of producing properties against some liabilities for environmental claims associated with these properties. Material indemnity claims may also arise with respect to properties acquired by or from us. While we do not anticipate incurring material costs in connection with environmental compliance and remediation, we cannot guarantee that we will not incur material costs.

Marketability of our oil and natural gas production may be affected by factors beyond our control.

      The marketability of our production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. Most of our natural gas is delivered through gathering systems and pipelines that we do not own. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our oil and natural gas. Our business is subject to operating hazards that could result in substantial losses.

      The oil and natural gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us substantial losses. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses. An event that is not fully covered by insurance — for example, losses resulting from pollution and environmental risks, which are not fully insurable — could have a material adverse effect on our financial condition and results of operations.

Exploratory drilling is an uncertain process with many risks.

      Exploratory drilling involves numerous risks, including the risks that we will not find any commercially productive natural gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs or in the delivery of equipment.

      Our future drilling activity may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activity within a particular area will not decline. Unsuccessful drilling activities could have a material effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified numerous potential drilling locations, we cannot be sure that we will ever drill them or that we will produce natural gas or oil from them or any other potential drilling locations.

Our acquisitions involve certain risks.

      We have grown primarily through acquisitions and intend to continue acquiring oil and gas properties in the future. Although we review and analyze the properties that we acquire, such reviews are subject to uncertainties. It generally is not possible to review in detail every individual property involved in an acquisition. Ordinarily, we focus our review on those properties we estimate to have higher reserve values. However, even a detailed review of all properties and records may not reveal existing or potential problems. Economics dictate that we cannot become sufficiently familiar with all the properties to assess fully their deficiencies and capabilities. We do not conduct inspections on every well. Even when we do inspect a specific well, we cannot always detect potential problems, such as mechanical integrity of equipment and environmental conditions that may require significant remedial expenditures.

      As our merger with Prize in 2002 and our pending EnCana acquisition demonstrate, we have begun to focus our acquisition efforts on larger packages of oil and gas properties. Acquisitions of larger oil and gas properties may involve substantially higher costs and may pose additional issues regarding operations and management. We cannot assure you that we will be able to successfully integrate all of the oil and gas properties that we acquire into our operations or that we will achieve desired profitability objectives.

      Our ability to make acquisitions may be limited by our access to financing. Our credit facility borrowing base is subject to semi-annual review by our lenders based on their review of our proved oil and gas reserves and other assets and may be reduced at the discretion of a majority of our lenders.

We are subject to substantial competition.

      We encounter substantial competition in acquiring properties, drilling for new reserves, marketing oil and gas, securing trained personnel and operating our properties. Many competitors have financial and other resources that substantially exceed our resources. Our competitors in acquisitions, development, exploration and production include major oil companies, natural gas utilities, independent power producers, numerous independents who are both public and private, individual proprietors and others. Our competitors may be able to pay more for desirable leases and may be able to evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit.

Our business may be adversely affected if we lose our key personnel.

      We depend greatly upon three key individuals within our management team: Gary C. Evans, Richard R. Frazier and Charles R. Erwin. The loss of the services of any of these individuals could materially impact our operations.

Risks Related to Our Substantial Leverage

We have a significant amount of debt that could adversely affect our financial health and prevent us from fulfilling our obligations.

      We have now and will continue to have a significant amount of indebtedness. As of March 31, 2004, we had total indebtedness of approximately $582.0 million. Upon consummation of our acquisition of properties from EnCana in July 2004, we expect our total indebtedness to be approximately $          .

      In connection with our merger with Prize in 2002, we issued $300 million of 9.6% senior notes due 2012 and established a new credit facility that is secured by substantially all our assets. In December 2003 we incurred $125 million of new debt through our offering of floating rate convertible notes. We currently have a modified borrowing base of $275 million under our credit facility. To partially fund our acquisition of properties from EnCana we have requested, and our lead bank has recommended to our bank syndicate, an increase in the borrowing base under our credit facility to $375 million and we expect to have total borrowings under such facility of approximately $          upon completion of the acquisition in July 2004. Because we must dedicate a substantial portion of our cash flow from operations to the payment of interest on our debt, that portion of our cash flow is not available for other purposes. The covenants contained in our credit facility and the indenture relating to our 9.6% senior notes require us to meet financial tests and limit our ability to borrow additional funds or to acquire or dispose of assets. Also, our ability to obtain additional financing in the future may be impaired by our substantial leverage. Additionally, the senior, as opposed to subordinated, status of our 9.6% senior notes and the floating rate convertible notes, our high debt to equity ratio, and the pledge of substantially all of our assets as collateral for our credit facility will, for the foreseeable future, make it difficult for us to obtain financing on an unsecured basis or to obtain secured financing other than “purchase money” indebtedness collateralized by the acquired assets.

      Our substantial indebtedness may:

•	make it more difficult for us to satisfy our obligations;

•	increase our vulnerability to general adverse economic and industry conditions and to increases in interest rates;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	force us to sell assets or seek additional capital to service our indebtedness which we may be unable to do at all or on terms favorable to us;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

We may not be able to meet our capital requirements.

      We will need to continue to make substantial capital expenditures for the acquisition, enhancement, exploitation and production of oil and natural gas reserves. Without successful enhancement, exploitation and acquisition activities, our reserves and revenues will decline over time due to natural depletion. For 2004 we have a capital expenditures budget of $185 million (which we may increase to $200 million following the EnCana property acquisition) for exploration, enhancement, exploitation and drilling activities on oil and natural gas properties. We intend to finance our capital expenditures, other than significant acquisitions, from internally generated funds provided by operations and borrowings under our credit facility. The timing of most of our capital expenditures is discretionary, with no long-term capital commitments. Consequently, we have a significant degree of flexibility to adjust the amounts of our capital expenditures as circumstances may warrant. However, in the long term, if our cash flow from operations and availability under our credit facility are not sufficient to satisfy capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to allow us to fund our continued growth. Our credit facility borrowing base is subject to semi-annual review by our lenders based on their review of our proved oil and gas reserves and other assets and may be reduced at the discretion of a majority of our lenders.

Our credit facility and the indenture for our 9.6% senior notes due 2012 impose restrictions that limit our discretion in operating our business and that could impair our ability to repay our obligations.

      Our credit facility and the indenture governing our 9.6% senior notes impose restrictions on us that may limit the discretion of our management in operating our business that could impair our ability to repay our obligations.

      Our credit facility and the indenture governing our 9.6% senior notes contain various restrictive covenants. In particular, these covenants limit our ability to, among other things:

•	incur additional debt;

•	make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock or redeeming debt prior to its stated maturity);

•	make investments or acquisitions;

•	grant liens on assets;

•	sell our assets;

•	engage in transactions with affiliates; and

•	merge, consolidate or transfer substantially all of our assets.

      Our credit facility also requires us to maintain specified financial ratios and satisfy some financial tests. Our ability to maintain or meet these financial ratios and tests may be affected by events beyond our control, including changes in general economic and business conditions, and we cannot assure you that we will maintain or meet these ratios and tests or that the lenders under the credit facility will waive any failure to meet these ratios or tests. A breach of any of these covenants could result in an event of default under the credit facility, in which case the lenders could elect to declare all amounts borrowed under the credit facility, together with unpaid accrued interest, to be immediately due and payable and to terminate all commitments under the credit facility.

A significant portion of our debt bears floating interest rates.

      The interest on our indebtedness under our credit facility as well as on our floating rate convertible notes will increase if prevailing interest rates increase. Interest rates in recent periods have been below historical norms and are expected to rise in the near-and mid-term. Increases in the interest we pay will adversely affect our cash flow and profitability.

Risks Related to Holding Our Common Stock

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

      The issuance of additional equity securities or securities convertible into equity securities would result in dilution of then existing stockholders’ equity interests in us. We are authorized to issue, generally without stockholder approval, 10,000,000 shares of preferred stock in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has the authority to issue, without vote or action of stockholders, additional shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred stock, but reserves the right to do so in the future. In addition, we are authorized to issue, without stockholder approval, up to 200,000,000 shares of common stock, of which approximately 69,427,112 shares were outstanding as of June 18, 2004. We are also authorized to issue, without stockholder approval, securities convertible into shares of common stock or preferred stock.

The market price of our common stock and our ability to raise equity could be adversely affected by sales of substantial amounts of common stock in the public market or the perception that such sales could occur.

      As of June 18, 2004, 12,553,874 shares of our common stock were issuable upon the exercise of options and warrants. In addition, we have $125 million aggregate principal amount of floating rate convertible notes outstanding. A substantial number of shares are available for sale under Rule 144 by our management and other affiliates who collectively owned approximately 10% of our outstanding common stock as of March 5, 2004.

      In addition, we have outstanding a significant number of other shares that are freely transferable without restriction. We may, from time to time, issue and sell up to 5,000,000 additional shares of common stock through an “at the market” prospectus in our shelf registration statement that became effective on October 28, 2003. The possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing and future market prices for our common stock or our notes and could impair our ability to raise capital through the sale of equity securities in the future.

We have never paid cash dividends on our common stock.

      We have not previously paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future. We intend to reinvest all available funds for the development and growth of our business. In addition, our credit facility and the indenture governing our 9.6% senior notes due 2012 restrict, and the indenture governing our floating rate convertible notes provides for conversion rate adjustments in connection with, the payment of cash dividends on our common stock.

We have outstanding preferred stock and have the ability to issue more.

      Our common stock is subordinate to all outstanding classes of preferred stock in the payment of dividends and other distributions made with respect to the common stock, including distributions upon liquidation or dissolution of Magnum Hunter. Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock without first obtaining stockholder approval, except in limited circumstances. We have previously issued several series of preferred stock. Although only the 1996 Series A Convertible Preferred Stock is currently outstanding and it is presently owned 100% by a wholly-owned subsidiary, we have the ability to resell such securities to a third party. If we designate or issue other series of preferred stock, it will create additional securities that may have dividend and liquidation preferences over the common stock. If we issue convertible preferred stock, a subsequent conversion may dilute the current common stockholders’ interest.

Anti-takeover provisions may affect your rights as a stockholder.

      Our articles of incorporation and bylaws and Nevada law include provisions that may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized “blank check” preferred stock, restrictions, under some circumstances, on business combinations with stockholders who own 10% or more of our common stock and restrictions, under some circumstances, on a stockholder’s ability to vote the shares of our common stock it owns when it crosses specified thresholds of ownership. Our ability to issue preferred stock may also delay or prevent a change in control of Magnum Hunter without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. Under some circumstances, the issuance of preferred stock could depress the market price of our common stock.

      In January 1998 our Board of Directors adopted a stockholder rights plan. Under the stockholder rights plan, the rights initially represent the right to purchase one one-hundredth of a share of 1998 Series A Junior Participating Preferred Stock for $35.00 per share. The rights become exercisable only if a person or a group acquires or commences a tender offer for 15% or more of our common stock, a so-called “acquiring person.” Until these rights become exercisable, they attach to and trade with our common stock. The rights issued under the stockholder rights plan expire January 20, 2008.

      In addition, a change of control, as defined under the indentures relating to our 9.6% senior notes and floating rate convertible notes, would entitle the holders of those notes to put those notes to us under the applicable indenture and would entitle the lenders to accelerate payment of outstanding indebtedness under our credit facility. These events could discourage takeover attempts by making such attempts more expensive and requiring greater capital resources.

USE OF PROCEEDS

      We estimate the net proceeds from this offering will be approximately $156 million (assuming a public offering price of $10.86 per share, the last reported sale price on June 18, 2004, and no exercise of the underwriters’ over-allotment option), after deducting underwriting discounts and estimated expenses of the offering. We expect to use the net proceeds from this offering to finance a portion of our pending acquisition of assets from a subsidiary of EnCana, with the remainder of the purchase price to be financed by borrowings under our credit facility. We have requested, and the lead bank under our credit facility is recommending to our bank syndicate, that the borrowing base under the facility be contemporaneously increased by $100 million. If the EnCana property acquisition is not consummated, we intend to use the proceeds of this offering for other acquisitions, paying down our debt and general corporate purposes.

CAPITALIZATION

      The following table shows our capitalization at March 31, 2004:

•	on a historical basis; and

•	on a pro forma as adjusted basis to reflect this offering (assuming an offering price of $10.86 and no exercise of the underwriters’ over-allotment option), our expected borrowing of an additional $87 million under our credit facility and application of the estimated net proceeds as described in “Use of Proceeds.”

      This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our quarterly report on Form 10-Q for the quarter ended March 31, 2004, which are incorporated by reference.

	March 31, 2004

		As Adjusted for
		this Offering, the
		Additional Bank
		Borrowings and
	Historical	the Acquisition

	(In thousands)
Long-term debt:
Bank revolving credit facility, due May 2, 2007	$150,000	$236,616
9.6% Senior Notes, due March 15, 2012	300,000	300,000
Capital lease obligations	3,595	3,595
Floating rate convertible notes, due December 2023	125,000	125,000

Total long-term debt	578,595	665,211

Stockholders’ equity:
Preferred stock — $.001 par value	1	1
Common stock — $.002 par value	146	176
Additional paid-in capital	435,732	592,086
Accumulated other comprehensive loss	(19,289)	(19,289)
Retained earnings	24,265	24,265
Common stock in deferred compensation plans, at cost	(192)	(192)
Unearned common stock in KSOP, at cost	(6,110)	(6,110)

	434,553	590,937
Treasury stock, at cost	(25,040)	(25,040)

Total stockholders’ equity	409,513	565,897

Total capitalization	$988,108	$1,231,108

      We currently are permitted to borrow up to $275 million under our credit facility. As of June 18, 2004, we had approximately $196 million (including $12 million borrowed to fund a deposit toward the purchase price of the EnCana assets) of outstanding borrowings under the credit facility. We have requested, and our lead commercial bank is recommending to our bank syndicate, that our borrowing base be increased to $375 million in connection with the pending EnCana acquisition.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock is listed on the New York Stock Exchange and trades under the symbol “MHR.” The following table sets forth, for the periods indicated, the high and low prices of the common stock for each of the following calendar quarters:

	Sales Price

	Low	High

2002:
First Quarter	$6.60	$8.40
Second Quarter	7.05	7.99
Third Quarter	4.70	7.89
Fourth Quarter	4.19	6.54
2003:
First Quarter	$5.25	$6.20
Second Quarter	5.32	8.39
Third Quarter	6.85	8.25
Fourth Quarter	7.98	9.90
2004:
First Quarter	$8.12	$10.26
Second Quarter (through June 18, 2004)	9.75	11.40

      The last sale price of the common stock on the New York Stock Exchange on June 18, 2004, was $10.86.

Dividend Policy

      We have never paid any dividends on our common stock, and we do not anticipate paying dividends on our common stock at any time in the foreseeable future. Additionally, our credit facility and the indenture governing our 9.6% senior notes due 2012 restrict, and the indenture governing our floating rate convertible notes provides for conversion rate adjustments in connection with, the payment of cash dividends on our common stock.

MANAGEMENT

      The following table identifies our directors and executive officers:

Gary C. Evans	Chairman, President and Chief Executive Officer
Richard R. Frazier	Executive Vice President and Chief Operating Officer
Chris Tong	Senior Vice President and Chief Financial Officer
Charles R. Erwin	Senior Vice President of Exploration for Magnum Hunter Production, Inc. and Gruy Petroleum Management Co.
R. Douglas Cronk	Senior Vice President of Operations for Magnum Hunter Production, Inc. and Gruy Petroleum Management Co.
M. Bradley Davis	Senior Vice President, Capital Markets
Morgan F. Johnston	Senior Vice President, General Counsel and Secretary
Gerald W. Bolfing	Director
Jerry Box	Director
Donald A. Erickson	Director
James R. Latimer, III	Director
Matthew C. Lutz	Director
Jody Powers	Director
John H. Trescot, Jr.	Director
James E. Upfield	Director

CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

General

      The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder (as defined below). Except where noted, this summary deals only with a non-U.S. holder that holds our common stock as a capital asset.

      For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not any of the following:

•	a citizen or resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its sources; or

•	a trust if

—	its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all of its substantial decisions, or

—	it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      This summary is based upon provisions of the Internal Revenue Code of 1986, and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income or estate tax consequences different from those summarized below. This summary does not represent a detailed description of the U.S. federal income or estate tax consequences to you in light of your particular circumstances. In addition, it does not represent a description of the U.S. federal income or estate tax consequences to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company.” We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

      If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors.

      If you are considering the purchase of our common stock, you should consult your own tax advisers concerning the particular U.S. federal tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

Dividends

      As discussed under “Dividend Policy” above, we do not currently expect to pay dividends. In the event that we do pay dividends, dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the U.S. and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements are required for effectively connected income to be exempt from withholding tax. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends, will generally be required to complete Internal Revenue Service (“IRS”) Form W-8BEN (or successor form) and certify under penalty of perjury its entitlement to benefits under a treaty.

      A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may generally obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

      A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply), and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•	in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

      We believe it is likely that we are a U.S. real property holding corporation for United States federal income tax purposes and we can give no assurance that we will not continue to be a U.S. real property holding corporation in the future. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Internal Revenue Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. As long as we are a U.S. real property holding corporation and our common stock is regularly traded on an established securities market, only a non-U.S. holder who owns or is deemed to own (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than five percent of the common stock will be subject to U.S. federal income tax on the disposition of the common stock.

Federal Estate Tax

      Common stock that is held by an individual non-U.S. holder at the time of death or, in certain cases that was transferred before death, will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

      We must generally report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) on such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder generally will be subject to backup withholding unless applicable certification requirements are met.

      Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability if the required information is furnished to the IRS.

UNDERWRITING

      Under the terms and conditions contained in an underwriting agreement dated                     , 2004, each of the underwriters named below, for whom Lehman Brothers Inc. and Deutsche Bank Securities Inc. are joint book-running managers and representatives of the underwriters named below, has severally agreed to purchase from us the following respective numbers of shares of common stock.

Number of
Underwriters	Shares

Lehman Brothers Inc.
Deutsche Bank Securities Inc.
A.G. Edwards & Sons, Inc.
Jefferies & Company, Inc.
Johnson Rice & Company L.L.C.
Raymond James & Associates, Inc.
Brean Murray & Co., Inc.
Pritchard Capital Partners, LLC
Southwest Securities, Inc.

Total	15,000,000

      We have been advised by the underwriters that they propose to offer the common stock initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers (who may include the underwriters) at such public offering price less a concession not to exceed $           per share. The underwriters or such selected dealers may reallow a commission to certain other dealers not to exceed $           per share. After the initial public offering of the common stock, the public offering price, the concession to selected dealers and the reallowance to the other dealers may be changed by the underwriters.

      The underwriting agreement provides that the obligations of the underwriters are subject to approval of legal matters by counsel and other conditions. The underwriters are committed to purchase all of the common stock if they purchase any common stock other than those shares covered by the over-allotment option described below.

Over-Allotment Option

      We have granted to the underwriters an option to purchase up to an additional 2,250,000 shares of common stock at the public offering price, less the underwriting discounts and commissions, shown on the cover page of this prospectus supplement, to cover over-allotments. The option must be exercised within 30 days of pricing. If the underwriters exercise this option, each of the underwriters will be committed (subject to certain conditions) to purchase a number of additional shares of common stock proportionate to its initial commitment as indicated in the preceding table.

Commissions and Expenses

      The following table summarizes the underwriting discount. The underwriting discount is equal to the public offering price less the amount paid to us. The underwriting discount is equal to      % of the public offering price. The amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

      We estimate that the total expenses of the offering, not including the underwriting discount, will be approximately $           million.

Indemnification

      We will indemnify the underwriters against liabilities relating to the offering including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Lock-Up Agreements

      Except for the common stock offered hereby, we have agreed not to offer, sell, contract to sell or otherwise issue any shares of common stock or other capital stock or securities convertible into or exchangeable for, or any rights to acquire, common stock or other capital stock, with certain exceptions, prior to the expiration of 90 days from the date of this prospectus supplement without the prior written consent of Lehman Brothers Inc. and Deutsche Bank Securities Inc. on behalf of the underwriters. Our executive officers and directors have agreed not to, directly or indirectly, offer, sell or otherwise dispose of shares of our common stock or any securities convertible into or exchangeable for, or any rights to acquire, our common stock or our other capital stock for 90 days following the date of this prospectus supplement without the prior written consent of Lehman Brothers Inc. and Deutsche Bank Securities Inc. Notwithstanding the foregoing, our directors and executive officers may during this period sell up to an aggregate of 1,000,000 shares of our common stock and we may during this period:

•	grant employee, officer or director stock options and issue any shares of our common stock upon the exercise of any option granted under any employee, officer or director stock option or similar benefit plan;

•	issue shares of our common stock, stock appreciation rights or common stock equivalents or warrants, rights or options to purchase any of the foregoing, pursuant to any employee, officer or director stock option, stock purchase or similar benefit plans; and

•	file a registration statement in respect of any shares of our common stock or other securities pursuant to our employee, officer or director stock option, stock purchase or other similar benefit plans.

      Lehman Brothers Inc. and Deutsche Bank Securities Inc., at their discretion, may release the shares of common stock subject to the lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release the shares of common stock from lock-up agreements, Lehman Brothers Inc. and Deutsche Bank Securities Inc. will consider, among other factors, the reasons for requesting the release, the number of shares of common stock for which the release is being requested and market conditions at the time.

Stabilization, Short Positions and Penalty Bids

      The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act of 1934:

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing

      Our shares of common stock are listed on the NYSE under the symbol “MHR.”

Affiliations

      Lehman Brothers Inc., Deutsche Bank Securities Inc. and the other underwriters have from time to time provided, and in the future may provide, certain investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future would receive, customary fees. Deutsche Bank Securities Inc., a joint book-running manager for this offering, was a joint book-running manager of our private placement of floating rate convertible notes in December 2003. Pritchard Capital Partners, LLC worked with our management in handling a block trade of our stock by our then largest shareholder in January 2004. An affiliate of Deutsche Bank Securities Inc. is the administrative agent and collateral agent under our credit facility.

Electronic Distribution

      A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

      Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

NOTICE TO CANADIAN RESIDENTS

Offers and Sales in Canada

      This prospectus supplement is not, and under no circumstances is to be construed as, an advertisement or a public offering of common stock in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

      This prospectus supplement is for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of common stock in Canada. The underwriters reserve the right to reject all or part of any offer to purchase shares for any reason or allocate to any purchaser less than all of the shares for which it has subscribed.

Responsibility

      Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this prospectus supplement or any other information provided by us in connection with the offering of common stock in Canada.

Resale Restrictions

      The distribution of common stock in Canada is being made on a private placement basis only and is exempt from the requirement that we prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of our common stock must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of shares.

Representations of Purchasers

      Each Canadian investor who purchases shares will be deemed to have represented to us, the underwriters and any dealer who sells shares to the purchaser that:

•	the offering of common stock was not made through an advertisement of shares in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display or any other form of advertising in Canada;

•	the purchaser has reviewed the terms referred to above under “— Resale Restrictions”;

•	where required by law, the purchaser is purchasing as principal for its own account and not as agent; and

•	the purchaser or any ultimate purchaser for which the purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase common stock without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing:

—	in the case of a purchaser located in a province other than Ontario and Newfoundland and Labrador, without the dealer having to be registered;

—	in the case of a purchaser located in a province other than Ontario or Quebec, the purchaser is an “accredited investor” as defined in section 1.1 of Multilateral Instrument 45-103 — Capital Raising Exemptions;

—	in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an “accredited investor”, other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501 — Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may sell shares; and

—	in the case of a purchaser located in Quebec, such purchaser is a “sophisticated purchaser” within the meaning of section 44 or 45 of the Securities Act (Quebec).

Taxation and Eligibility for Investment

      Any discussion of taxation and related matters contained in this prospectus supplement does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase common stock. Canadian purchasers of common stock should consult their own legal and tax advisers as to the tax consequences of an investment in the common stock in their particular circumstances and as to the eligibility of the common stock for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission (Ontario)

      Securities legislation in Ontario provides that every purchaser of shares pursuant to this prospectus supplement shall have a statutory right of action for damages or rescission against us in the event this prospectus supplement contains a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase common stock offered by this prospectus supplement during the period of distribution are deemed to have relied on the misrepresentation if it were a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against us will have no right of action for damages against us. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

      The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defenses on which we may rely. The enforceability of these rights may be limited as described herein under “— Enforcement of Legal Rights.”

      The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for the shares of common stock. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law. Similar rights may be available to investors in other Canadian provinces.

Enforcement of Legal Rights

      We are organized under the laws of the State of Nevada in the United States of America. All, or substantially all, of our directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and the assets of such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or such persons in Canada or to enforce a judgment obtained in Canadian courts against us or such persons outside of Canada.

Language of Documents

      Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, vous confirmez par les présentes que vous avez expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

      The validity of the shares of common stock to be sold in this offering will be passed upon for us by Woodburn and Wedge, Reno, Nevada. Certain other legal matters will be passed upon for us by our counsel, Fulbright & Jaworski L.L.P., Dallas, Texas and for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

      The consolidated financial statements and related financial statement schedule incorporated in this prospectus supplement by reference from Magnum Hunter Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in methods of accounting for asset retirement obligations and employee stock based compensation in 2003 as required by Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment to FASB Statement No. 123,” respectively), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

      The estimated reserve evaluations and related calculations for Magnum Hunter of DeGolyer and MacNaughton and Cawley Gillespie & Associates, Inc., each independent petroleum engineering consultants, included and incorporated by reference in this prospectus supplement have been so included and incorporated by reference in reliance on the authority of said firms as experts in petroleum engineering.

PROSPECTUS

$200,000,000

Magnum Hunter Resources, Inc.

Common Stock

Preferred Stock
Depositary Shares
Warrants
Debt Securities

          By this prospectus, we, Magnum Hunter Resources, Inc., may offer and sell from time to time up to $200 million of:

•	common stock;

•	preferred stock;

•	depositary shares;

•	warrants;

•	debt securities; or

•	guarantees, if any, of our payment obligations under any debt securities, given by one or more of our subsidiaries named in this prospectus,

on terms to be determined at the time of the offering. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

      Our common stock is listed on the New York Stock Exchange under the symbol “MHR”.

      Our address is 600 East Las Colinas Blvd., Suite 1100, Irving, Texas 75039, and our telephone number is (972) 401-0752.

       You should carefully consider the risk factors beginning on page 7 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 28, 2003.

      You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the applicable prospectus supplement.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where you can find more information” below.

ABOUT MAGNUM HUNTER RESOURCES, INC.

      We are an independent energy company engaged in the exploration, exploitation and development, acquisition and operation of oil and gas properties with a geographic focus in the Mid-Continent Region, Permian Basin Region, Gulf Coast Region and the Gulf of Mexico.

      As used in this prospectus, “we,” “us,” “our,” and “Magnum Hunter” mean Magnum Hunter Resources, Inc. and, where the context requires, include our subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission’s public reference room, which is located at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. This information is also available on-line through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC’s web site (http://www.sec.gov).

      We have filed a registration statement with the Securities and Exchange Commission on Form S-3 with respect to this offering. This prospectus is a part of the registration statement, but the prospectus does not repeat important information that you can find in the registration statement, reports and other documents that we have filed with the Securities and Exchange Commission. The Securities and Exchange Commission allows us to “incorporate by reference” other documents filed with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to other documents. The information that is incorporated by reference is an important part of this prospectus and information that we file later with the Securities and Exchange Commission will automatically update and may replace information in this prospectus and information previously filed with the Securities and Exchange Commission. The documents listed below and any future filings made with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until the termination of this offering.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 15, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed with the Securities and Exchange Commission on August 6, 2003.

•	The description of our common stock contained in the Registration Statement on Form 8-A (File No. 001-12508) initially filed on June 14, 2002, and any subsequent amendment thereto filed for the purpose of updating such description.

      As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

      No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States must inform themselves about and observe any restrictions as to this offering and the distribution of this prospectus applicable in those jurisdictions.

      You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

M. Bradley Davis
Senior Vice President — Capital Markets & Corporate Development
Magnum Hunter Resources, Inc.
600 East Las Colinas Blvd., Suite 1100
Irving, Texas 75039
(972) 401-0752

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain “forward-looking” statements. The words “believe, “expect,” “estimate” and “anticipate” and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

•	the amount and nature of future capital expenditures,

•	business strategy and measures to carry out strategy,

•	competitive strengths,

•	goals and plans,

•	expansion and growth of our business and operations,

•	references to intentions as to future matters and

•	other similar matters.

      Actual results may differ materially from anticipated results for a number of reasons, including: drilling results; oil and gas prices; industry conditions; the prices of goods and services; the availability of drilling rigs and other support services; and the availability of capital resources.

      A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors set forth under the caption “Risk Factors” and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

THE COMPANY

Certain Definitions

      As used in this prospectus:

•	“Mcf” means thousand cubic feet;

•	“MMcf” means million cubic feet;

•	“Bcf” means billion cubic feet;

•	“Bbl” means barrel;

•	“Mbbls” means thousand barrels; and

•	“MMBbls” means million barrels.

•	“BOE” means barrel of oil equivalent;

•	“Mcfe” means thousand cubic feet of natural gas equivalent;

•	“Mmcfe” means million cubic feet of natural gas equivalent; and

•	“Bcfe” means billion cubic feet of natural gas equivalent.

      Natural gas equivalents and crude oil equivalents are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

•	“Proved reserves” means the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e. prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

(i)	Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(ii)	Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(iii)	Estimates of proved reserves do not include the following: (A) oil that may become available form known reservoirs but is classified separately as “indicated additional reserves”; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

“Reserve life” is an estimate of the productive life of a proved reservoir and for purposes of this prospectus is calculated by dividing the proved reserves (on an Mcfe basis) at the end of the period by projected production volumes for the next 12 months.

      All estimates of reserves, unless otherwise noted, are reported on a “net” basis. Information regarding production, acreage and numbers of wells is set forth on a gross basis, unless otherwise noted.

•	“PV-10” means the present value of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of 10% and assuming continuation of existing economic conditions. This measure of estimated future net revenues is not in accordance with generally accepted accounting principles. Management uses this measure because certain investors deem it meaningful in determining the Company’s fair market value of its proved reserves. The measure of discounted future net cash flows in accordance with generally accepted accounting principles is an estimate of future net cash flows after giving effect to the payment of income taxes;

•	“Proved developed oil and gas reserves” means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved; and

•	“Proved undeveloped reserves” are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances are estimates for proved undeveloped reserves attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

What Is Magnum Hunter Resources, Inc.?

      Through our subsidiaries, we operate as an independent energy company. Magnum Hunter Resources, Inc. is a holding company whose ownership interests include the following entities:

•	Magnum Hunter Production, Inc., a Texas corporation that owns oil and gas property interests;

•	Hunter Gas Gathering, Inc., a Texas corporation that owns certain gas gathering systems and gas processing plants;

•	Gruy Petroleum Management Company, a Texas corporation that serves as the operating company for Magnum Hunter and third parties;

•	Prize Energy Resources, L.P., a Delaware limited partnership that owns oil and gas property interests;

•	Prize Operating Company, a Delaware corporation that serves as the operating company with respect to certain oil and gas interests owned by Prize Energy Resources, L.P.;

•	Oklahoma Gas Processing, Inc., a Delaware corporation that owns gas gathering systems and gas processing plants;

•	Conmag Energy Corporation, a Texas corporation that owns oil and gas property interests; and

•	Trapmar Properties Inc., a Texas corporation that owns oil and gas property interests.

What Do We Do?

      We are an independent energy company engaged in the exploration, exploitation and development, acquisition and operation of oil and gas properties with a geographic focus in the Mid-Continent Region, Permian Basin Region, Gulf Coast Region and the Gulf of Mexico. Our management has implemented a business strategy that emphasizes the acquisition of long-lived proved reserves with significant exploitation and development opportunities where we generally can control the operations of the properties.

      As part of this strategy, from 1996 through 2002, we acquired significant properties from Burlington Resources Inc., Spirit Energy 76, a business unit of Union Oil Company of California, Vastar Resources, Inc. and Mallon Resources Corporation. On March 15, 2002, we acquired Prize Energy Corp., which was merged into one of our wholly-owned subsidiaries. Prize was a publicly traded independent oil and gas company engaged primarily in the acquisition, enhancement and exploitation of producing oil and gas properties. Prize owned oil and gas properties principally located in three core operating areas, which were in the Permian Basin of West Texas and Southeastern New Mexico, the onshore Gulf Coast area of Texas and Louisiana and the Mid-Continent area of Oklahoma and the Texas Panhandle. Over 80% of Prize’s oil and gas property base was located in Texas. In addition to our focus on selected exploratory drilling prospects in the Gulf of Mexico as described below, we intend to continue to concentrate our efforts on additional producing property acquisitions strategically located within our geographic area of operations. We also intend to continue to develop our substantial inventory of drilling and workover opportunities located onshore.

      In 1998, we acquired an approximate 40% beneficial ownership interest in TEL Offshore Trust, a trust created under the laws of the state of Texas. The principal asset of TEL consists of a 99.99% interest in the TEL Offshore Trust partnership. Chevron USA Inc. owns the remaining .01% interest in the partnership. The partnership owns an overriding royalty interest equivalent to a 25% net profits interest in certain oil and gas properties located offshore Louisiana in the shallow waters in the Gulf of Mexico. As of September 9, 2003, Magnum Hunter owned approximately 33% of the units of beneficial ownership in TEL.

      Additionally, we own and operate three gas gathering systems covering over 480 miles and a 50% or greater ownership interest in four natural gas processing plants that are located adjacent to certain company-owned and operated producing properties within the states of Texas, Oklahoma and Arkansas.

      At December 31, 2002, we had an interest in 5,612 wells and had estimated proved reserves of 837 Bcfe with a present value discounted at 10%, or PV-10, of $1.25 billion. Approximately 78% of these reserves were proved developed reserves with a geographic breakdown as follows: 36% attributable to the Mid-Continent Region, 44% attributable to the Permian Basin Region, 9% attributable to the Gulf Coast Region and 11% attributable to the Gulf of Mexico. At December 31, 2002, our proved reserves had an estimated reserve life of approximately 10.3 years and were 55% natural gas. As of December 31, 2002, we served as operator for approximately 79% of our properties, based on the gross number of wells in which we own an interest, and 76% of our properties, based upon the year-end PV-10 value.

      As a result of our property acquisitions and successful drilling activities during 2002, Magnum Hunter has achieved growth as described below:

•	Proved reserves increased 121% to 837 Bcfe at year-end 2002 from 378 Bcfe at year-end 2001; and

•	Average daily production increased 113% to 194,338 Mcfe during fiscal 2002 from 91,292 Mcfe in fiscal 2001. We had an exit rate of approximately 186 MMcfe at year-end 2002.

What is our business strategy?

      Our overall strategy is to increase our reserves, production, cash flow and earnings, utilizing a properly balanced program of:

•	selective exploration;

•	the exploitation and development of acquired properties; and

•	strategic acquisitions of additional proved reserves.

      The following are key elements of our strategy:

      Exploration. We plan to continue to participate in drilling Gulf of Mexico exploratory wells in an effort to add higher-output production to our reserve mix, especially during high commodity price periods. The continued use of 3-D seismic information as a tool in our exploratory drilling in the Gulf of Mexico will be significant. Since 2001, we have built a significant inventory of undrilled offshore lease blocks. We plan to continue to align ourselves with other active Gulf of Mexico industry partners who have similar philosophies and goals with respect to a “fast track” program of placing new production online. This typically involves drilling wells near existing infrastructure such as production platforms, facilities and pipelines. We also maintain an active onshore exploration program primarily concentrated in West Texas and Southeastern New Mexico where we have various other operations in core areas. From time to time, we participate in higher-risk new exploration projects generated by third parties in areas along the Gulf Coast of Texas and Louisiana.

      Exploitation and Development of Existing Properties. We will continue to seek to maximize the value of our existing properties through development activities including in-fill drilling, waterflooding and other enhanced recovery techniques. Typically, our exploitation projects do not have significant time limitations due to the existing mineral acreage being held by current production. By operating a substantial majority of our properties, our management is provided maximum flexibility with respect to the timing of capital expended to develop these opportunities.

      Property Acquisitions. Although we currently have an extensive inventory of exploitation and development opportunities, we will continue to pursue strategic acquisitions which fit our objectives of increasing proved reserves in similar geographic regions that contain development or exploration potential combined with maintaining operating control. We plan to continue to pursue an acquisition strategy of acquiring long-lived assets where operating synergies may be obtained and production enhancements, either on the surface or below ground, may be achieved.

      Management of Overhead and Operating Costs. We will continue to emphasize strict cost controls in all aspects of our business and will continue to seek to operate our properties wherever possible, utilizing a minimum number of personnel. By operating approximately 76% of our properties on a PV-10 basis, we will generally be able to control direct operating and drilling costs as well as to manage the timing of development and exploration activities. This operating control also provides greater flexibility as to the timing requirements to fund new capital expenditures. By strictly controlling Magnum Hunter’s general and administrative expenses, management strives to maximize our net operating margin.

RISK FACTORS

Risks related to the oil and gas industry

A decrease in oil and natural gas prices will adversely affect our financial results.

      Our revenues, profitability and the carrying value of our oil and gas properties depend substantially upon prevailing prices of, and demand for, oil and gas and the costs of acquiring, finding, developing and producing reserves. Oil and gas prices also substantially affect our ability to maintain or increase our borrowing capacity, to repay current or future indebtedness, and to obtain additional capital on attractive terms. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas fluctuate widely in response to:

•	relatively minor changes in the supply of, and demand for, oil and gas;

•	market uncertainty both domestically and worldwide; and

•	a variety of additional factors, all of which are beyond our control.

      These factors include domestic and foreign political conditions, the price and availability of domestic and imported oil and gas, the level of consumer and industrial demand, weather, domestic and foreign government relations, the price and availability of alternative fuels and overall economic conditions. Also, our ability to market our production depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. Volatility in oil and gas prices could affect our ability to market our production through such systems, pipelines or facilities. Currently, we sell substantially all our gas production to gas marketing firms or end users either on the spot market on a month-to-month basis at prevailing spot market prices or under long-term contracts based on current spot market prices.

      Under the full cost accounting method, we are required to take a non-cash charge against earnings if capitalized costs of acquisition, exploration and development, net of depletion, depreciation and amortization, less deferred income taxes, exceed the present value of our proved reserves and the lower of cost or fair value of unproved properties after income tax effects. Once incurred, a write-down of oil and gas properties is not reversible at a later date even if oil and gas prices increase. We did not incur a write-down of our oil and gas property pool at year-end 2002.

You should not place undue reliance on our reserve data because they are estimates.

      This prospectus contains estimates of our oil and gas reserves and the future net cash flows that were prepared by independent petroleum consultants. There are numerous uncertainties inherent in estimating quantities of proved reserves of oil and natural gas and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control. The estimates rely on various assumptions, including, for example, constant oil and gas prices, operating expenses, capital expenditures and the availability of funds, and are therefore inherently imprecise indications of future net cash flows. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves.

      You should not construe the present value of proved reserves referred to in this prospectus as the current market value of the estimated proved reserves of oil and natural gas attributable to our properties. We have based the estimated discounted future net cash flows from proved reserves generally on year-end prices and costs, but actual future prices and costs may vary significantly. The following factors may also affect actual future net cash flows:

•	the timing of both production and related expenses;

•	changes in consumption levels; and

•	governmental regulations or taxation.

      In addition, the calculation of the present value of the future net cash flows uses a 10% discount rate, which is not necessarily the most appropriate discount rate based on interest rates in effect from time to time and risks associated with our reserves or the oil and gas industry in general. Furthermore, we may need to revise our reserves downward or upward based upon actual production, results of future development and exploration, supply and demand for oil and natural gas, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Maintaining reserves and revenues in the future depends on successful exploration and development.

      Our future success depends upon our ability to find or acquire additional oil and gas reserves that are economically recoverable. Unless we successfully explore or develop or acquire properties containing proved reserves, our proved reserves will generally decline as we produce them. The decline rate varies depending upon reservoir characteristics and other factors. Our future oil and gas reserves and production, and, therefore, cash flow and income, depend greatly upon our success in exploiting our current reserves and acquiring or finding additional reserves. We cannot assure you that our planned development projects and acquisition activities will result in significant additional reserves or that we will successfully drill productive wells at economic returns to replace our current and future production.

Our operations are subject to delays and cost overruns, and our activities may not be profitable.

      We intend to increase our exploration activities and to continue our development activities. Exploratory drilling and, to a lesser extent, developmental drilling of oil and gas reserves involve a high degree of risk. We have expanded, and plan to increase our capital expenditures on, our exploration efforts, including offshore exploration, which involve a higher degree of risk than our development activities. It is possible that we will not obtain any commercial production or that drilling and completion costs will exceed the value of production. The cost of drilling, completing and operating wells is often uncertain. Numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment, may curtail, delay or cancel drilling operations. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs.

We conduct waterflood projects and other secondary recovery operations.

      Secondary recovery operations involve certain risks, especially the use of waterflooding techniques. Our inventory of development prospects includes waterflood projects. With respect to our properties located in the Permian Basin, we have identified significant potential expenditures related to further developing existing waterfloods. Waterflooding involves significant capital expenditures and uncertainty as to the total amount of recoverable secondary reserves. In waterflood operations, there is generally a delay between the initiation of water injection into a formation containing hydrocarbons and any increase in production. The operating cost per unit of production of waterflood projects is generally higher during the initial phases of such projects due to the purchase of injection water and related production enhancement costs. Costs are also higher during the later stages of the life of the project as production declines. The degree of success, if any, of any secondary recovery program depends on a large number of factors, including the amount of primary production, the porosity and permeability of the formation, the technique used, the location of injector wells and the spacing of both producing and injector wells.

We hedge our oil and gas production.

      Periodically, we have entered into hedging transactions to reduce the effects of fluctuations in crude oil and natural gas prices. At June 30, 2003, Magnum Hunter had 58% of its natural gas production and 66% of its crude oil production hedged through December 31, 2003. In addition, at June 30, 2003, Magnum Hunter had 40% of its natural gas production and 36% of its crude oil production hedged for the calendar year 2004. The hedging activities of the company, while intended to reduce sensitivity to changes in market prices of oil and gas, are subject to a number of risks including instances in which we or the counterparties to our hedging contracts fail to perform. Additionally, the fixed price sales and hedging contracts limit the benefits the company will realize if actual prices rise above the contract prices.

Our operations are subject to many laws and regulations.

      The oil and gas industry is heavily regulated. Extensive federal, state, local and foreign laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas affect our operations. Some of the regulations set forth standards for discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity to conserve supplies of oil and gas.

      Numerous environmental laws, including but not limited to, those governing the management of waste, the protection of water and air quality, the discharge of materials into the environment, and the preservation of natural resources, impact and influence our operations. If we fail to comply with environmental laws regarding the discharge of oil, gas, or other materials into the air, soil or water we may be subject to liabilities to the government and third parties, including civil and criminal penalties. These regulations may require us to incur costs to remedy the discharge. Laws and regulations protecting the environment have become more stringent in recent years, and may, in some circumstances, result in liability for environmental damage regardless of negligence or fault. New laws or regulations, or modifications of or new interpretations of existing laws and regulations, may increase substantially the cost of compliance or adversely affect our oil and gas operations and financial condition. From time to time, we have agreed to indemnify sellers of producing properties against some liabilities for environmental claims associated with these properties. Material indemnity claims may also arise with respect to properties acquired by or from us. Additionally, as a result of our merger with Prize in 2002, we are responsible for any environmental liabilities Prize may have had in the past or which may occur in the future from Prize’s properties. While we do not anticipate incurring material costs in connection with environmental compliance and remediation, we cannot guarantee that we will not incur material costs.

Marketability of our oil and natural gas production may be affected by factors beyond our control.

      The marketability of our production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. Most of our natural gas is delivered through gathering systems and pipelines that we do not own. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our oil and natural gas. Our business is subject to operating hazards that could result in substantial losses.

      The oil and natural gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us substantial losses. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses. An event that is not fully covered by insurance — for example, losses resulting from pollution and environmental risks, which are not fully insurable — could have a material adverse effect on our financial condition and results of operations.

Exploratory drilling is an uncertain process with many risks.

      Exploratory drilling involves numerous risks, including the risks that we will not find any commercially productive natural gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs or in the delivery of equipment.

      Our future drilling activity may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activity within a particular area will not decline. Unsuccessful drilling activities could have a material effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified numerous potential drilling locations, we can not be sure that we will ever drill them or that we will produce natural gas or oil from them or any other potential drilling locations.

Our acquisitions involve certain risks.

      We have grown primarily through acquisitions and intend to continue acquiring oil and gas properties in the future. Although we review and analyze the properties that we acquire, such reviews are subject to uncertainties. It generally is not possible to review in detail every individual property involved in an acquisition. Ordinarily, we focus our review on the higher-valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems. Economics dictate that we cannot become sufficiently familiar with all the properties to assess fully their deficiencies and capabilities. We do not always conduct inspections on every well. Even when we do inspect a specific well, we cannot always detect potential problems, such as mechanical integrity of equipment and environmental conditions that may require significant remedial expenditures.

      As our merger with Prize in 2002 demonstrates, we have begun to focus our acquisition efforts on larger packages of oil and gas properties. Acquisitions of larger oil and gas properties may involve substantially higher costs and may pose additional issues regarding operations and management. We cannot assure you that we will be able to successfully integrate all of the oil and gas properties that we acquire into our operations or that we will achieve desired profitability objectives.

We are subject to substantial competition.

      We encounter substantial competition in acquiring properties, drilling for new reserves, marketing oil and gas, securing trained personnel and operating our properties. Many competitors have financial and other resources that substantially exceed our resources. Our competitors in acquisitions, development, exploration and production include major oil companies, natural gas utilities, independent power producers, numerous independents who are both public and private, individual proprietors and others. Our competitors may be able to pay more for desirable leases and may be able to evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit.

Our business may be adversely affected if we lose our key personnel.

      We depend greatly upon three key individuals within our management team: Gary C. Evans, Richard R. Frazier and Charles R. Erwin. The loss of the services of any of these individuals could materially impact our operations.

Risks related to substantial leverage

We have a significant amount of debt.

      In connection with our merger with Prize in 2002, we issued $300 million of 9.6% senior notes due 2012 and established a new credit facility with a borrowing base of $300 million at June 30, 2003, that is secured by the assets of the combined company. Proceeds from the senior notes offering and borrowings under the new credit facility were used to refinance the outstanding indebtedness under the existing senior credit facilities of both Magnum Hunter and Prize, fund the cash component of the merger consideration in the merger with Prize and pay costs and fees associated with the merger. As a result of the merger, the combination of our outstanding 10% senior notes due 2007, our new issuance of the 9.6% senior notes due 2012 and our new senior bank credit facility, created outstanding long term debt, excluding the current portion, that totaled approximately $576 million as of June 30, 2003. Because we must dedicate a substantial portion of our cash flow from operations to the payment of interest on our debt, that portion of our cash flow is not available for other purposes. The covenants contained in our new credit facility and the indentures relating to our two issuances of senior notes require us to meet financial tests and limit our ability to borrow additional funds or to acquire or dispose of assets. Also, our ability to obtain additional financing in the future may be impaired by our substantial leverage. Additionally, the senior, as opposed to subordinated, status of our 10% senior notes due 2007 and our 9.6% senior notes due 2012, our high debt to equity ratio, and the pledge of substantially all of our assets as collateral for our new credit facility will, for the foreseeable future, make it difficult for us to obtain financing on an unsecured basis or to obtain secured financing other than “purchase money” indebtedness collateralized by the acquired assets.

We may not be able to meet our capital requirements.

      We will need to continue to make substantial capital expenditures for the acquisition, enhancement, exploitation and production of oil and natural gas reserves. Without successful enhancement, exploitation and acquisition activities, our reserves and revenues will decline over time due to natural depletion. Our oil and natural gas capital expenditures for the year 2003 are budgeted at $115 million, which we intend to use for enhancement, exploitation and drilling activities. We intend to finance our capital expenditures, other than significant acquisitions, from internally generated funds provided by operations and borrowings under our new credit facility. The timing of most of our capital expenditures is discretionary, with no long-term capital commitments. Consequently, we have a significant degree of flexibility to adjust the amounts of our capital expenditures as circumstances may warrant. However, in the long term, if our cash flow from operations and availability under our new credit facility are not sufficient to satisfy capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to allow us to fund our continued growth.

      Our new credit facility and the indentures governing our senior notes impose restrictions on us that may limit the discretion of our management in operating our business that, in turn, could impair our ability to repay our obligations under the notes.

      Our new credit facility and the indentures governing our senior notes contain various restrictive covenants that limit our management’s discretion in operating our business. In particular, these covenants limit our ability to, among other things:

•	incur additional debt;

•	make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock);

•	make investments or acquisitions;

•	grant liens on assets;

•	sell our assets;

•	engage in transactions with affiliates; and

•	merge, consolidate or transfer substantially all of our assets.

Under some circumstances, including if we fail to meet certain financial tests, the indentures governing our senior notes prohibit us from borrowing the full amount of availability under our new credit facility.

      Our new credit facility also requires us to maintain specified financial ratios and satisfy some financial tests. Our ability to maintain or meet these financial ratios and tests may be affected by events beyond our control, including changes in general economic and business conditions, and we cannot assure you that we will maintain or meet these ratios and tests or that the lenders under the new credit facility will waive any failure to meet these ratios or tests. A breach of any of these covenants could result in an event of default under the new credit facility, in which case the lenders could elect to declare all amounts borrowed under the new credit facility, together with unpaid accrued interest, to be immediately due and payable and to terminate all commitments under the new credit facility.

Risks related to our common stock

The market price of our common stock and our ability to raise equity could be adversely affected by sales of substantial amounts of common stock in the public market or the perception that such sales could occur.

      A substantial number of our shares are issuable upon the exercise of options and warrants. A substantial number of shares will be available for sale under Rule 144 by our management and other affiliates who collectively own approximately 25% of our outstanding common stock as of June 30, 2003.

      In addition, we will have a significant number of shares that are freely transferable without restriction. We had approximately 67,257,338 shares of common stock issued and outstanding as of September 17, 2003. We may, from time to time, issue and sell up to 5,000,000 additional shares of common stock through Cantor Fitzgerald. The possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing and future market prices for our common stock and could impair our ability to raise capital through the sale of equity securities in the future.

We have never paid cash dividends on our common stock.

      We have not previously paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future. We intend to reinvest all available funds for the development and growth of our business. In addition, our new credit facility and the indentures governing our 10% senior notes due 2007 and our 9.6% senior notes due 2012, restrict the payment of cash dividends on some types of securities.

We have outstanding preferred stock and have the ability to issue more.

      Our common stock is subordinate to all outstanding classes of preferred stock in the payment of dividends and other distributions made with respect to the common stock, including distributions upon liquidation or dissolution of Magnum Hunter. Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock without first obtaining stockholder approval, except in limited circumstances. We have previously issued several series of preferred stock. Although only the 1996 Series A Convertible Preferred Stock is currently outstanding and it is presently owned 100% by a wholly-owned subsidiary, we have the ability to resell such securities to a third party. If we designate or issue other series of preferred stock, it will create additional securities that will have dividend and liquidation preferences over the common stock. If we issue convertible preferred stock, a subsequent conversion may dilute the current common stockholders’ interest.

Anti-takeover provisions may affect your rights as a stockholder.

      Our articles of incorporation and bylaws and Nevada law include provisions that may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized “blank check” preferred stock, restrictions, under some circumstances, on business combinations with stockholders who own 10% or more of our common stock and restrictions, under some circumstances, on a stockholder’s ability to vote the shares of our common stock it owns when it crosses specified thresholds of ownership. Our ability to issue preferred stock may also delay or prevent a change in control of Magnum Hunter without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. Under some circumstances, the issuance of preferred stock could depress the market price of our common stock.

      In January 1998 our Board of Directors adopted a stockholder rights plan. Under the stockholder rights plan, the rights initially represent the right to purchase one one-hundredth of a share of 1998 Series A Junior Participating Preferred Stock for $35.00 per share. The rights become exercisable only if a person or a group acquires or commences a tender offer for 15% or more of our common stock, a so-called “acquiring person.” The stockholder rights plan was amended so that Natural Gas Partners V, L.P. would not be considered an “acquiring person” by reason of our merger with Prize. Until these rights become exercisable, they attach to and trade with our common stock. The rights issued under the stockholder rights plan expire January 20, 2008.

      In addition, a change of control, as defined under the indentures relating to our senior notes, would entitle the holders of those notes to put those notes to us under the indentures and would entitle the lenders to accelerate payment of outstanding indebtedness under our new credit facility. Both of these events could discourage takeover attempts by making such attempts more expensive and requiring greater capital resources.

Risks related to our debt securities

We are a holding company and, except for cash on hand, are dependent on earnings of and cash flow from our subsidiaries, which could be subject to statutory restrictions impeding their ability to transfer to us those funds necessary for us to pay principal and interest on any debt securities.

      We are a holding company, and our assets primarily consist of the stock of our subsidiaries. Any debt securities offered by this prospectus will be direct unsecured obligations of Magnum Hunter Resources, Inc., which derives all of its revenues from the operations of its subsidiaries. As a result, except to the extent of cash on hand, we are dependent on the earnings and cash flow of, and dividends and distributions or advances from, our subsidiaries to provide the funds necessary to meet our debt service obligations, including the principal of and interest on the debt securities. The payment of dividends to us from our subsidiaries and the payment of interest on or the repayment of any principal of any loans or advances we make to any of our subsidiaries may be subject to statutory restrictions and are contingent upon the earnings of our subsidiaries.

If we and our subsidiaries are unable to make all required debt service payments, payment on any debt securities offered under this prospectus would only be made from available funds, if any, remaining after required payments on our secured indebtedness and the secured indebtedness of any of our subsidiary guarantors to the extent of assets securing the indebtedness.

      Any debt securities offered by this prospectus will be general unsecured obligations of Magnum Hunter Resources, Inc. and will rank equal in right of payment to all unsubordinated indebtedness of Magnum Hunter Resources, Inc. and will rank senior in right of payment to all subordinated indebtedness of Magnum Hunter Resources, Inc. The debt securities will be unconditionally guaranteed, jointly and severally, by each of the subsidiary guarantors. The subsidiary guarantees will be general unsecured obligations of the subsidiary guarantors and will rank equal in right of payment to all unsubordinated indebtedness of the subsidiary guarantors and will rank senior in right of payment to all subordinated indebtedness of the subsidiary guarantors. However, the debt securities will be effectively subordinated to any secured indebtedness of Magnum Hunter Resources, Inc. and the secured indebtedness of our subsidiary guarantors to the extent of the value of the assets securing the indebtedness. If there is a default on that secured indebtedness, or bankruptcy, liquidation or reorganization of Magnum Hunter Resources, Inc. and its subsidiaries, those assets will be available to satisfy obligations with respect to the secured indebtedness before making any payment on the debt securities. Any debt securities offered by this prospectus will not be secured by any of the assets of Magnum Hunter Resources, Inc. or its subsidiaries.

A fraudulent conveyance would adversely affect your rights as a holder of debt securities supported by subsidiary guarantees.

      Various fraudulent conveyance laws enacted for the protection of creditors may apply to the subsidiary guarantors’ issuance of the guarantees, if any. If any subsidiary guarantee is issued and to the extent that a court were to find that it was issued with the intent to hinder, delay or defraud any present or future creditor or the subsidiary guarantor contemplated insolvency with a design to prefer one or more creditors over another, or a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and the subsidiary guarantor:

•	was insolvent;

•	was rendered insolvent because of the issuance of the guarantee;

•	was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary guarantor were unreasonably small to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured then the court could avoid or subordinate the subsidiary guarantee in favor of the subsidiary guarantor’s creditors.

      To the extent a subsidiary guarantee was avoided as a fraudulent conveyance or held to be unenforceable, holders of any debt securities supported by the guarantee would cease to have any claim against the subsidiary guarantor and would be creditors solely of Magnum Hunter Resources, Inc. and any subsidiary guarantor whose guarantee was not avoided or held to be unenforceable. If that occurred, the claims of the holders of those securities against the issuer of an invalid subsidiary guarantee would be subject to the prior payment of all liabilities of that subsidiary guarantor. After providing for all prior claims, there may not be remaining assets sufficient to satisfy the claims of the holders of debt securities relating to any avoided portions of any of the subsidiary guarantees.

We may not have sufficient earnings to cover our fixed charges, in which event we must use cash on hand or borrow funds to pay our expenses since our earnings are insufficient to do so.

      Our revenues, profitability and the carrying value of our oil and gas properties depend substantially upon prevailing prices of, and demand for, oil and gas and the costs of acquiring, finding, developing and producing reserves. In 1998 we did not have sufficient earnings to cover our fixed charges. See “Ratio of Earnings to Fixed Charges.” Under these circumstances we must use either cash on hand or borrowings under our credit facility to pay our fixed charges. Wide fluctuations in the prices for oil and gas may force us to use cash and borrowings to cover our fixed charges if our earnings are not sufficient to do so.

We do not intend to create a public market for the securities other than common stock offered by this prospectus, which could adversely affect your ability to sell the securities and your return on investment.

      There is no existing trading market for the securities offered by this prospectus except for the common stock and we do not intend to create one. The lack of a public market could adversely affect the ability of the holders to sell these securities and the price at which the holders may be able to sell the securities. If such a market were to develop, the securities could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing market conditions, our operating results and the market for similar securities.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table contains our consolidated ratios of earnings to fixed charges and fixed charges plus preference dividends to earnings for the periods indicated.

											Six Months
											Ended
	Year Ended December 31,										June 30,

	1998(1)		1999		2000		2001		2002		2002		2003

Ratio of earnings to fixed charges	(2.18	)x	0.58	x	1.44	x	2.06	x	1.29	x	1.18	x	1.76	x
Ratio of fixed charges plus preference dividends to earnings	(0.46	)x	1.72	x	0.70	x	0.49	x	0.77	x	0.85	x	0.57	x

(1)	We had a loss for the year ended December 31, 1998 for purposes of computing this ratio. Earnings for such year were insufficient to cover fixed charges by approximately $42,292,000.

      For purposes of computing the ratios, the earnings calculation is: income before taxes + fixed charges — capitalized interest. The fixed charges calculation is: net interest expense + capitalized interest + interest portion of rental expense.

USE OF PROCEEDS

      Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of securities offered by this prospectus and the accompanying prospectus supplement for the repayment of debt under our credit lines and for general corporate purposes. General corporate purposes may include additions to working capital, development and exploration expenditures or the financing of possible acquisitions.

      The net proceeds may be invested temporarily until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

      This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. The applicable prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement.

      We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. The debt securities will constitute indebtedness designated as subordinated debt securities. Any debt securities will be general obligations of Magnum Hunter. Each series of debt securities will be issued under an agreement, or “indenture,” between Magnum Hunter and an independent third party, usually a bank or trust company, known as a “trustee,” who will be legally obligated to carry out the terms of the indenture. The names of the trustees will be set forth in the applicable prospectus supplement. We may issue all debt securities under the same indenture, as one or as separate series, as specified in the applicable prospectus supplement(s).

      Our payment obligations under any debt securities may, if specified in any prospectus supplement, be fully and unconditionally guaranteed by one or more our following subsidiaries: Canvasback Energy, Inc., ConMag Energy Corporation, Gruy Petroleum Management Co., Hunter Gas Gathering, Inc., Magnum Hunter Production, Inc., Oklahoma Gas Processing, Inc., PEC (Delaware), Inc., Pintail Energy, Inc., Prize Energy Resources, L.P., Prize Operating Company, Redhead Energy, Inc., and TrapMar Properties, Inc. If any series of debt securities is guaranteed by such subsidiary, the applicable prospectus supplement will identify each subsidiary guarantor and describe such subsidiary guarantee, including the circumstances in which it may be released. Any guarantee of debt securities by a subsidiary guarantor will be on a full and unconditional basis.

      This summary of certain terms and provisions of the debt securities and indentures is not complete. The indentures are an exhibit to the registration statement of which this prospectus is a part or exhibits to documents filed under the Securities Exchange Act of 1934 which are incorporated by reference into this prospectus. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. You should refer to the applicable indenture for the provision which may be important to you.

General

      The indentures will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The applicable prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title and aggregate principal amount;

•	the dates when principal is payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	the places where the principal and interest will be payable;

•	any mandatory or optional redemption or repurchase terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	whether the debt securities will be guaranteed by subsidiary guarantors and, if so, the terms of the subsidiary guarantees;

•	additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of global securities, as described below, or certificates;

•	any applicable material federal income tax consequences;

•	the dates on which premiums, if any, will be payable;

•	our right, if any, to defer payment of interest and the maximum length of such deferral period;

•	any paying agents, transfer agents, registrars or trustees;

•	any listing on a securities exchange;

•	if convertible into common stock or preferred stock, the terms on which such debt securities are convertible;

•	the terms, if any, of the transfer, mortgage, pledge, or assignment as security for any series of debt securities of any properties, assets, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable, and any corresponding changes to provisions of the indenture;

•	the initial offering price; and

•	other specific terms, including covenants and any additions or changes to the events of default applicable to the debt securities.

      The terms of the debt securities of any series may differ and, without the consent of the holders of the debt securities of any series, we may reopen a previous series of debt securities and issue additional debt securities of such series or establish additional terms of such series, unless otherwise indicated in the applicable prospectus supplement.

      Since Magnum Hunter is a holding company, our rights and the rights of our creditors, including you, to participate in a distribution of the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary, or otherwise, will generally be subject to the prior claims of creditors of the subsidiary, except to the extent that we may be a creditor with recognized claims against any subsidiary. Our ability to pay principal of and interest on the debt securities depends, to a large extent, upon the payment to us of dividends, interest or other charges by our subsidiaries. Unless they are guaranteed by our subsidiaries, therefore, the debt securities will be structurally subordinated to creditors of our subsidiaries.

Non U.S. Currency

      If the purchase price of any debt securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in any currency other than U.S. dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

Original Issue Discount Securities

      Debt securities may be issued as “original issue discount securities” to be sold at a substantial discount below their principal amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Conditions under which payment of the principal of the original issue discount securities may be accelerated will be set forth in the applicable prospectus supplement. Material federal income tax and other considerations applicable to the original issue discount securities will be described in the applicable prospectus supplement.

Covenants

      Under the indentures, we will be required to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

      Any additional covenants will be described in the applicable prospectus supplement.

Registration, Transfer, Payment and Paying Agent

      Unless otherwise indicated in a prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. Unless otherwise indicated in a prospectus supplement, registered securities will be issued in denominations of $1,000 or any integral multiple.

      Unless otherwise indicated in a prospectus supplement, the principal, premium, if any, and interest, if any, of or on the debt securities will be payable, and debt securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by us in New York City, provided that payments of interest with respect to any registered security may be made at our option by check mailed to the address of the person entitled to payment or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration or transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection with the exchange or transfer.

      Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption and ending at the close of business on the day of the transmission of such notice; or

•	register the transfer of or exchange of all, or any portion of, any registered security, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Ranking of Debt Securities

      Our senior notes and any other senior debt securities will be unsubordinated obligations of ours and will rank equally in right of payment with all our other unsubordinated indebtedness. Any subordinated debt securities will be obligations of ours and will be subordinated in right of payment to both our senior notes and any future senior indebtedness. The prospectus supplement will describe the subordination provisions and set forth the definition of “senior indebtedness” applicable to the subordinated debt securities and the approximate amount of such senior indebtedness outstanding as of a then recent date.

Global Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a “depositary” identified in the prospectus supplement relating to such series. Global debt securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole and only if such transfer is:

•	by the depositary to a nominee of such depositary;

•	by a nominee of such depositary to such depositary or another nominee of such depositary; or

•	by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

      The specific terms of the depositary arrangement with respect to a series of global debt securities and certain limitations will be described in the applicable prospectus supplement.

Outstanding Debt Securities

      In determining whether the holders of the requisite principal amount of outstanding debt securities have given any authorization, demand, direction, notice, consent or waiver under the relevant indenture, the amount of outstanding debt securities of any series will include all debt securities of such series authenticated and delivered under the indenture except for the following:

•	debt securities of that series cancelled by the trustee or delivered to the Trustee for cancellation;

•	debt securities of that series for whose redemption money in the necessary amount has been deposited with the Trustee or any paying agent (other than Magnum Hunter) in trust or set aside and segregated in trust by us (if we act as our own paying agent) for the holders of such debt securities; provided, however, that if such debt securities are to be redeemed notice of such redemption has been duly given pursuant to the indenture or provision satisfactory to the trustee has been made and the date for such redemption has passed; and

•	Debt Securities of that series which have been paid as mutilated, destroyed, lost or stolen or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the indenture, other than any debt securities that shall have been presented to the trustee as proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are valid obligations of Magnum Hunter.

Redemption and Repurchase

      The debt securities may be redeemable at our option, may be subject to mandatory redemption under a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Conversion and Exchange

      The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preferred stock, or other debt securities will be set forth in the applicable prospectus supplement. Such terms of conversion or exchange may be either mandatory, at the option of the holders, or at our option.

Consolidation, Merger and Sale of Assets

      Each indenture generally will permit a consolidation or merger, subject to certain limitations and conditions, between us and another corporation. They also will permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

      We will only be permitted to consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indentures, as indicated in the applicable prospectus supplement. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indenture. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation.

Events of Default

      Unless otherwise specified in the applicable prospectus supplement, an “event of default”, as defined in the indentures and applicable to debt securities issued under such indentures, typically will occur with respect to the debt securities of any series under the indenture upon:

•	default for a period to be specified in the applicable prospectus supplement in payment of any interest with respect to any debt security of such series;

•	default in payment of principal or premium with respect to any debt security of such series when due upon maturity, redemption, repurchase at the option of the holder or otherwise;

•	default in deposit of any sinking fund payment when due with respect to any debt security of such series;

•	default by us in the performance, or breach, of any other covenant or warranty in such indenture, which shall not have been remedied for a period to be specified in the applicable prospectus supplement after notice to us by the applicable trustee or the holders of not less than a fixed percentage in aggregate principal amount of the debt securities of all series issued under the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization of Magnum Hunter; or

•	any other event of default that may be set forth in the applicable prospectus supplement, including an event of default based on other debt being accelerated, known as a “cross-acceleration.”

      No event of default with respect to any particular series of debt securities will necessarily constitute an event of default with respect to any other series of debt securities. If the trustee considers it in the interest of the holders to do so, the trustee under an indenture may withhold notice of the occurrence of a default with respect to the debt securities to the holders of any other series outstanding, except a default in payment of principal, premium, if any, or interest, if any.

      Each indenture will provide that, if an event of default with respect to any series of debt securities issued shall have occurred and be continuing, either the relevant trustee or the holders of at least a fixed percentage in principal amount of the debt securities of such series then outstanding may declare the principal amount of all the debt securities of such series to be due and payable immediately. In the case of original issue discount securities, the trustee may declare as due and payable such lesser amount as may be specified in the applicable prospectus supplement. However, upon certain conditions, such declaration and its consequences may be rescinded and annulled by the holders of at least a fixed percentage in principal amount of the debt securities of all series issued under the applicable indenture.

      The applicable prospectus supplement will provide the terms which an event of default shall result in acceleration of the payment of principal of subordinated debt securities.

      In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any subordinated debt securities of any series, the applicable trustee, subject to certain limitations and conditions, may institute a judicial proceeding for collection.

      No holder of any of the debt securities of any series will have any right to institute any proceeding with respect to the indenture or any remedy, unless the holders of at least a fixed percentage in principal amount of the outstanding debt securities of such series:

•	have previously given the trustee written notice of a continuing event of default and made written request to the trustee to institute such proceeding as trustee, and offered reasonable indemnity to the trustee,

•	the trustee has failed to institute such proceeding within the time period specified in the applicable prospectus supplement after receipt of such notice, and

•	the trustee has not within such period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding debt securities of such series.

      Such limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the debt security on or after the respective due dates expressed in the debt security.

      During the existence of an event of default under an indenture, the trustee will be required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the holders of at least a fixed percentage in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred on the trustee with respect to such series.

      The indentures will provide that the trustee will, within the time period specified in the applicable prospectus supplement after the occurrence of any default, give to the holders of the debt securities of such series notice of such default known to it, unless such default shall have been cured or waived; provided that the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders, except in the case of a default in payment of principal of or premium, if any, on any debt security of such series when due or in the case of any default in the payment of any interest on the debt securities of such series.

      We will be required to furnish to the trustee annually a statement as to compliance with all conditions and covenants under the indentures.

Modifications and Waivers

      From time to time, when authorized by resolutions of our board of directors and by the trustee, without the consent of the holders of debt securities of any series, we may amend, waive or supplement the indentures and the debt securities of such series for certain specified purposes, including, among other things:

•	to cure ambiguities, defects or inconsistencies;

•	to provide for the assumption of our obligations to holders of the debt securities of such series in the case of a merger or consolidation;

•	to add to our events of default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the debt securities of such series or to surrender any of our rights and powers under the indenture;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to add guarantors with respect to the debt securities of such series;

•	to secure the debt securities of such series;

•	to maintain the qualification of the indenture under the Trust Indenture Act; or

•	to make any change that does not adversely affect the rights of any holder.

      Other amendments and modifications of the indentures or the debt securities issued may be made by Magnum Hunter and the trustee with the consent of the holders of not less than a fixed percentage of the aggregate principal amount of the outstanding debt securities of each series affected, with each series voting as a separate class; provided that, without the consent of the holders of each outstanding debt security affected, no such modification or amendment may:

•	conflict with the required provisions of the Trust Indenture Act;

•	reduce the principal amount of, or extend the fixed maturity of the debt securities, or alter or waive any redemption, repurchase or sinking fund provisions of the debt securities;

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•	waive a default in payment with respect to the debt securities or any guarantee;

•	reduce the rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking of the debt securities of any series;

•	release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture; or

•	modify any of the applicable subordination provisions or the applicable definition of senior indebtedness in a manner adverse to any holders of a series of subordinated debt securities.

      The holders of a fixed percentage in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the relevant indenture, including any set forth in the applicable prospectus supplement. The holders of a fixed percentage in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of that series, waive any past default under the applicable indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt securities of such series, or in respect of a covenant or provision which cannot be modified or amended without the consent of a larger fixed percentage of holders or by the holder of each outstanding debt security of the series affected.

Discharge, Termination and Covenant Termination

      When we establish a series of debt securities, we may provide that such series is subject to the termination and discharge provisions of the applicable indenture. If those provisions are made applicable, we may elect either:

•	to terminate and be discharged from all of our obligations with respect to those debt securities subject to some limitations; or

•	to be released from our obligations to comply with specific covenants relating to those debt securities, as described in the applicable prospectus supplement.

      To effect that termination or covenant termination, we must irrevocably deposit in trust with the relevant trustee an amount which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments to those debt securities and any mandatory sinking fund or similar payments on those debt securities. This deposit may be made in any combination of funds or government obligations. On such a termination, we will not be released from certain of our obligations that will be specified in the applicable prospectus supplement.

      To establish such a trust we must deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

•	will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the termination or covenant termination; and

•	will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the termination or covenant termination had not occurred.

      If we effect covenant termination with respect to any debt securities, the amount on deposit with the relevant trustee must be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

      The applicable prospectus supplement may further describe the provisions, if any, permitting termination or covenant termination, including any modifications to the provisions described above.

Governing Law

      The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

      The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us from time to time, provided that if such trustee acquires any conflicting interest, it must eliminate such conflict upon the occurrence of an event of default under the relevant indenture, or else resign.

DESCRIPTION OF CAPITAL STOCK

Common Stock

      We are authorized to issue up to 200,000,000 shares of common stock. As of September 17, 2003, 67,237,338 shares were issued and outstanding, and 14,791,539 shares were reserved for issuance upon the exercise of certain outstanding warrants and options. The holders of our common stock are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by our Board of Directors from funds legally available for payment. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, and no shares of our common stock are subject to redemption or convertible into other of our securities. Upon liquidation, dissolution or winding up of Magnum Hunter, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of our common stock. Holders of our common stock do not have cumulative voting rights, so that holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members of our Board of Directors.

Preferred Stock

      Under our Articles of Incorporation, as amended, our Board of Directors has the power, generally without further action by the holders of our common stock, to issue up to 10,000,000 shares of preferred stock, par value $.001, in one or more series as designated by our Board of Directors and to designate the relative rights and preferences of preferred stock. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive to the interest of the holders of our common stock or other series of preferred stock.

      The following summary describes certain general terms of our authorized preferred stock. If we offer additional preferred stock, a description will be filed with the Securities and Exchange Commission and the specific terms of the preferred stock will be described in the prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether or not the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions relating to the preferred stock.

      Our Articles of Incorporation allow our Board of Directors to issue preferred stock from time to time in one or more series, without any action being taken by our stockholders. Subject to the provisions of our

Articles of Incorporation and limitations prescribed by law, our Board of Directors may adopt resolutions to issue shares of a series of our preferred stock and establish their terms. These terms may include:

•	voting powers;

•	designations;

•	preferences;

•	dividend rights;

•	dividend rates;

•	terms of redemption;

•	redemption process;

•	conversion rights; and

•	any other terms permitted to be established by our Articles of Incorporation and by applicable law.

      The preferred stock will, when issued, be fully paid and non-assessable.

      Of the 10,000,000 shares of $.001 par value preferred stock we are authorized to issue, 216,000 shares have been designated as Series A Preferred Stock, 1,000,000 shares have been designated as 1996 Series A Convertible Preferred Stock and 50,000 shares have been designated as 1999 Series A 8% Convertible Preferred Stock, although only the 1996 Series A Convertible Preferred Stock was outstanding as of September 17, 2003 (and the shares outstanding are held by one of our wholly-owned subsidiaries). In connection with our stockholders’ rights plan, the Board of Directors also designated 500,000 shares of preferred stock as 1998 Series A Junior Participating Preferred Stock upon certain triggering events under the rights plan.

      As of September 17, 2003, there were outstanding 1,000,000 shares of our 1996 Series A Convertible Preferred Stock, all of which were held by our subsidiary, Canvasback Energy, Inc. The shares have a stated and liquidation value of $10 per share and pay a fixed annual cumulative dividend of 8.75% payable quarterly in arrears. The shares are convertible into shares of common stock of Magnum Hunter at a conversion price of $5.25 per share, subject to adjustments. We have an option to exchange these shares into convertible subordinated debentures of equivalent value. The holders of these shares also have the right to require us to redeem all or any part of the shares upon certain sales of all or substantially all of Magnum Hunter’s assets or upon changes in control. The holders of these shares are entitled, on all matters submitted for a vote of the holders of shares of common stock, to an as-converted number of votes.

      The issuance of additional preferred stock may have the effect of delaying or preventing a change in control of Magnum Hunter without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of our common stock. In certain circumstances, the issuance of preferred stock could depress the market price of our common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Nevada Secretary of State, or copies may be obtained from Magnum Hunter.

Anti-Takeover Provisions

      Certain provisions in our Articles of Incorporation and bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts.

      Blank Check Preferred Stock. Our Articles of Incorporation authorize blank check preferred stock. Our Board of Directors can set the voting, redemption, conversion and other rights relating to such preferred stock and can issue such stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

      Stockholders’ Rights Plan. We have a stockholders’ rights plan which was adopted in 1998. Under this plan, one right is attached to each outstanding share of common stock. The rights are exercisable only if a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of our outstanding common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of our common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of 1998 Series A Junior Participating Preferred Stock at an exercise price of $35. The existence of the rights may, under certain circumstances, render more difficult or discourage attempts to acquire us.

Indemnification

      The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by stockholders which limit liability of directors for breach of fiduciary duty in certain specified circumstances. The Articles of Incorporation, with certain exceptions, eliminate any personal liability of a director to Magnum Hunter or its stockholders for monetary damages for the breach of a director’s fiduciary duty, and therefore a director cannot be held liable for damages to our company or our stockholders for gross negligence or lack of due care in carrying out his or her fiduciary duties as a director. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. A director or officer must be indemnified as to any matter in which he or she successfully defends himself or herself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

DESCRIPTION OF DEPOSITARY SHARES

      We may offer preferred stock represented by depositary shares and issue depositary receipts evidencing the depositary shares. Each depositary share will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, a bank or trust company acting as the “depositary” and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following the issuance of the preferred stock to the depositary, we will cause the depositary to issue depositary receipts on our behalf.

      If depositary shares are offered, the applicable prospectus supplement will describe the terms of such depositary shares, the deposit agreement and, if applicable, the depositary receipts, including the following, where applicable:

•	the payment of dividends or other cash distributions to the holders of depositary receipts when such dividends or other cash distributions are made with respect to the preferred stock;

•	the voting by a holder of depositary shares of the preferred stock underlying such depositary shares at any meeting called for such purpose;

•	if applicable, the redemption of depositary shares upon our redemption of shares of preferred stock held by the depositary;

•	if applicable, the exchange of depositary shares upon an exchange by us of shares of preferred stock held by the depositary for debt securities or common stock;

•	if applicable, the conversion of the shares of preferred stock underlying the depositary shares into shares of our common stock, other shares of our preferred stock or our debt securities;

•	the terms upon which the deposit agreement may be amended and terminated; a summary of the fees to be paid by us to the depositary;

•	the terms upon which a depositary may resign or be removed by us; and

•	any other terms of the depositary shares, the deposit agreement and the depositary receipts.

      If a holder of depositary receipts surrenders the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into other securities of Magnum Hunter, the holder will be entitled to receive at the corporate trust office the number of shares of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole and, to the extent provided by the applicable prospectus supplement, fractional shares of the preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to receive depositary shares in exchange for shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that is more than the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will issue the holder a new depositary receipt evidencing such excess number of depositary shares at the same time.

      Prospective purchasers of depositary shares should be aware that special tax, accounting and other considerations may be applicable to instruments such as depositary shares.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities, preferred stock, depositary shares, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between our company and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of our company in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

      The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the securities warrant agreement.

      Reference is made to the prospectus supplement relating to the particular issue of warrants offered thereby for the terms of and information relating to such warrants, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the number of shares and series of preferred stock or depositary shares purchasable upon the exercise of warrants to purchase preferred stock or depositary shares and the price at which such number of shares of such series of preferred stock or depositary shares may be purchased upon such exercise;

•	the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

      Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

      Each securities warrant will entitle the holder to purchase such principal amount of debt securities or such number of shares of preferred stock, depositary shares, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which we extend the expiration date, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

      Prior to the exercise of any warrants to purchase debt securities, preferred stock, depositary shares, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, depositary shares, common stock or other securities, as the case may be, purchasable upon exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock, depositary shares or common stock purchasable upon such exercise, or to exercise any applicable right to vote associated with such preferred stock, depositary shares or common stock.

PLAN OF DISTRIBUTION

      We may sell the securities offered by this prospectus and applicable prospectus supplements:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

      Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

      The applicable prospectus supplement relating to the securities will set forth:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

•	in the case of debt securities, the interest rate, maturity and redemption provisions; and

•	any securities exchanges on which the securities may be listed.

      If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the New York Stock Exchange (or such other stock exchange or automated quotation system, if any, upon which such securities are listed):

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain terms and conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

      Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

      Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by Magnum Hunter to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

      Each class or series of securities will be a new issue of securities with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, other than the common stock, but we are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure the liquidity of the trading market for any securities.

      Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

LEGAL MATTERS

      The validity of the issuance of the securities offered by this prospectus and applicable prospectus supplement will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from Magnum Hunter’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

      The references to the report of Ryder Scott Company, independent petroleum consultants, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Ryder Scott Company estimating proved reserves, future net cash flows from such proved reserves and the present value of such estimated future net cash flows for certain of Magnum Hunter’s properties as of December 31, 2000, and are made in reliance upon the authority of such firm as experts with respect to such matters.

      The references to the report of Cawley Gillespie & Associates, Inc., independent petroleum consultants, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Cawley Gillespie estimating proved reserves, future net cash flows from such proved reserves and the present value of such estimated future net cash flows for certain of Magnum Hunter’s properties as of December 31, 2002, and are made in reliance upon the authority of such firm as experts with respect to such matters.

      The references to the report of DeGolyer and MacNaughton, independent petroleum consultants, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of DeGolyer and MacNaughton estimating proved reserves, future net cash flows from such proved reserves and the present value of such estimated future net cash flows for certain of Magnum Hunter’s properties as of December 31, 2002, and are made in reliance upon the authority of such firm as experts with respect to such matters.

LOGO

15,000,000 Shares

Magnum Hunter Resources, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

                        , 2004

LEHMAN BROTHERS
DEUTSCHE BANK SECURITIES

A.G. EDWARDS
JEFFERIES & COMPANY, INC.
JOHNSON RICE & COMPANY L.L.C.
RAYMOND JAMES

BREAN MURRAY & CO., INC.
PRITCHARD CAPITAL PARTNERS
SOUTHWEST SECURITIES, INC.